AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2000
                            REGISTRATION NO.333-____
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                          FIRST SECURITY BANCORP, INC.
--------------------------------------------------- ----------------------------
                 (Name of Small Business Issuer in Its Charter)

        Kentucky                     6712/551111                61-1364206
          ---------------------------- -------------------------------
(State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number/   Identification
                                   North American Industry       Number)
                                   Classification System Number)

         400 East Main Street, Lexington, Kentucky 40507 (859) 367-3701
--------------------------------------- ----------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                 400 East Main Street, Lexington, Kentucky 40507
(Address of Principal Place of Business or Intended Principal Place of Business)

                         John S. Shropshire, President,
 First Security Bancorp, Inc., 400 East Main Street, Lexington, Kentucky 40507
                               (859) 367-3700
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)
                                   Copies to:

                               J. David Smith, Jr.
                            Stoll, Keenon & Park, LLP
                         201 E. Main Street, Suite 1000
                            Lexington, Kentucky 40507

                                 (859) 231-3062

                       Approximate Date of Commencement of
               Proposed Sale to the Public: As soon as practicable
                  after the effective date of this Registration
                                   Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.___

                                 CALCULATION OF REGISTRATION FEE

     Title of Each Class          Dollar Amount              Proposed                Proposed Maximum               Amount of
              Of                      To Be                   Maximum                Aggregate Offering           Registration Fee
 Securities To Be Registered       Registered            Offering Price                    Price
                                                            Per Unit

------------------------------- ------------------ ---------------------------- ----------------------------- ----------------------
Common stock, no par value         $16,000,000           $16.00                       $16,000,000                 $4,224
------------------------------- ------------------ ---------------------------- ----------------------------- ----------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

               Subject to Completion - Dated ______________, 2000

PROSPECTUS

                          FIRST SECURITY BANCORP, INC.

                                     [LOGO]

                        1,000,000 Shares of Common Stock
                                $16.00 per share
                          Minimum Purchase - 100 Shares
                         ______________________________

First Security Bancorp, Inc.                 First Security  Bancorp,  Inc. is
400 East Main Street                         the holding company for First
Lexington, Kentucky 40507                    Security Bank of Lexington, Inc.,
(859) 367-3700                               Lexington, Kentucky. We are
                                             offering shares of common stock to
                                             fund capital contributions by us to
                                             support the growth of First
                                             Security Bank.
The Offering:
                         Per
                         Share         Total
                         _____         _____

Public Price             $16.00     $16,000,000

Sales Agent Fees 1       $  .62     $   620,000

                        -------      ----------
Proceeds to
First Security Bancorp   $15.38     $15,380,000
                          =====      ==========
1 Assumes 250,000 shares are sold to directors,
officers and employees of First Security
Bancorp and 250,000 shares are sold to current    This offering is in part a
First Security Bancorp shareholders apart from    rights offering where the
directors,  officers and employees. The per       shares are being first made
share fee shown represents a blended sales        available to our current
commission rate to the sales agent selling        shareholders on a pro rata
shares on a best efforts basis.                   basis. Shares not purchased
                                                  by current shareholders on a
                                                  pro rata basis will then be
                                                  made available to the general
                                                  public (including any of our
                                                  shareholders who may wish to
                                                  purchase shares beyond their
                                                  pro rata portions under the
                                                  rights offering).

                                                  There is no minimum number of
                                                  shares which must be sold in
                                                  the offering and we intend to
                                                  close sales of shares
                                                  respecting subscriptions we
                                                  accept under the offering on a
                                                  continuous basis without
                                                  holding subscriptions in
                                                  escrow until the offering  is
                                                  concluded. The offering will
                                                  continue until November 30,
                                                  2000, unless extended in the
                                                  discretion of our board of
                                                  directors.



                            OTC Trading Symbol: FSLK

This is a risky investment. It is not a deposit or an account and is not insured by the Federal Deposit Insurance Corporation or any other government agency.
   Some of the risks of this investment are described under the caption "Risk
                         Factors" beginning on page __.

The current public market for our common stock is very thinly traded. You should not invest in this offering unless you view your investment as a long-term one.

None of the Securities and Exchange Commission, any state securities commission, any bank regulatory authority, or any other government agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           ---------------------------

                        WINEBRENNER CAPITAL PARTNERS, LLC

                              September ____, 2000

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              [INSIDE FRONT COVER]

                                TABLE OF CONTENTS
Prospectus Summary............................................................
Risk Factors..................................................................
The Offering..................................................................
Use of Proceeds...............................................................
Capitalization................................................................
Business......................................................................
Market for Common Stock and Dividends.........................................
Share and Warrant Ownership of Directors, Officers and
 Certain Beneficial Owners....................................................
Executive Compensation and Certain Transactions...............................
Management....................................................................
Management's Discussion and Analysis of Financial Condition and
 Results of Operations........................................................
Description of Capital Stock..................................................
Shares Eligible for Future Sale...............................................
Supervision and Regulation...................................................
Experts.......................................................................
Legal Matters.................................................................
Where You Can Find More Information...........................................
Financial Statements.........................................................F-1

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements that can be identified by the use of words like "expect", "may", "could", "intend", "project", "estimate," "believe" or "anticipate". These forward-looking statements reflect our current views about future events, but they are based on assumptions and are subject to risks, uncertainties and other factors, including:

     *deposit attrition, customer loss or revenue loss is greater than expected;

     *competitive pressure in the banking industry increases significantly;

     *changes in the interest rate environment reduce margins;

     *general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

     *changes occur in the regulatory environment;

     *changes occur in business conditions and inflation; and

     *changes occur in the securities markets.

Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements.

         PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the portions referred to by the page references in this summary.

1.       Who are we?

     First Security Bancorp, Inc. is a one-bank holding company headquartered in Lexington, Kentucky. We provide general commercial and consumer banking services through our wholly-owned banking subsidiary, First Security Bank of Lexington, Inc., Lexington, Kentucky. First Security Bancorp was organized on February 11, 2000 to be the holding company for First Security Bank of Lexington, Inc. and acquired ownership of First Security Bank of Lexington through a bank holding company reorganization which became effective on May 31, 2000.

     First Security Bank was organized and opened for business in November 1997. At June 30, 2000, we had consolidated assets of $115 million, deposits of $103 million and shareholders' equity of $8.5 million. See "Selected Financial Data" below, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page ___ and our financial statements beginning on page F-1.

         First  Security  Bank,  our  sole   subsidiary,   is  an   independent,
community-oriented full service financial institution. It conducts a general commercial and consumer banking business. These services include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts, business and commercial loans, residential mortgages and consumer loans and cash management services. First Security Bank is a Kentucky chartered bank which is not a member of the Federal Reserve System, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. See "Business" on page __.

         First Security Bank's primary service area is Fayette County, Kentucky, and the surrounding counties . First Security Bank operates through its main office in Lexington, Kentucky, and one branch office, with an additional branch office currently being constructed.

2. What is the offering?

Securities Offered for Sale           Shares of common stock of First Security
                                      Bancorp.  For a description of these
                                      shares, see "Description of Capital Stock"
                                      on page ___.
Number of Shares being Offered        1,000,000 shares. The shares being offered
and Persons to Whom Shares Are        will be first made available to our
Offered                               current shareholders on a pro rata  basis,
                                      and then to the general public (including our current shareholders who may wish to purchase more than their pro rata portions). Our directors, advisory directors and executive officers have indicated their intention to purchase
                                      351,900 shares in the offering.
                                      See "Risk Factors - Our Directors  and
                                      Executive Officers are Expected to Own at least 29% of Our Outstanding Common Stock
                                      After the Offering" on page __, "The
                                      Offering" on page___, and "Share and
                                      Warrant Ownership of Directors, Officers and Certain Beneficial Owners "on page __.

Price to the Public                   $16.00 per share.
Number of Shares Outstanding
Before the Offering                   Our current shareholders hold 1,000,000
                                      shares.
Number of Shares to be
Outstanding After the                 2,000,000 shares will be outstanding
Offering                              immediately after offering.

Dividend Policy                       We have not (nor has First Security Bank)
                                      paid any dividends and we do not intend to
                                      pay any dividends in the foreseeable
                                      future.
Use of Proceeds                       Apart from the repayment of indebtedness
                                      of $600,000, we will use the net proceeds
                                      of the offering for capita  contributions
                                      to First Security Bank for use as needed
                                      in its lending and investment activities
                                      and other corporate purposes. See "Use of
                                      Proceeds" on page ----.
Risk Factors                          You should read the "Risk Factors" section
                                      beginning on page __ before deciding to
                                      invest in the offering.

Trading Market and Symbol             OTC:FSLK


3.  What Is First Security Bank's business strategy?

         First Security Bank emphasizes experienced local management with a strong commitment to the communities located with its primary market area. First Security Bank's officers and directors are active in the target area community and we believe that this community and its business leaders have supported (and will continue to support) a locally owned and managed financial institution committed to providing outstanding customer service and banking products. First Security Bank competes aggressively for banking business through a systematic program of directly calling on both customers and referral sources such as attorneys, accountants, mortgage brokers, insurance agents and other business people.

         First  Security  Bank  is  committed  to  developing   strong  customer
relationships by providing:

                * customer access to executive management;

                * continuity in officer and staff personnel;

                * an active personal call program by officers;

                * an understanding of customers' businesses and needs;

                * prompt response to customer requests; and

                * development of relationships that are durable and that grow as
                  First Security Bank and its customers continue in business.

         We have hired and will continue to hire experienced staff to provide personalized service and to generate competitively priced loans and deposits. This experienced staff has access to technology, software and database systems selected to deliver high-quality products and provide responsive service to clients. Through an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation, First Security Bank reduces the in-house personnel and equipment required to deliver such services and products.

4.       Who is our management?

         Julian E. Beard is our Founder and Chairman of the Board of Directors. Mr. Beard was a founder of First Security Bank and served as its President until March of this year. Mr. Beard previously served for seven years as president of a community bank data processing and operations management company and for thirty-two years prior to that served in various capacities with First Security National Bank and Trust Company, Lexington, Kentucky.

         John S. Shropshire is our President and has been President and Chief Executive Officer of First Security Bank since March 1 of this year, having previously served in various executive officer capacities with several Kentucky banks, including most recently five years with Community Trust Bank, N.A. Greg Kessinger is Executive Vice-President and Chief Credit Officer of First Security Bank, having previously served for three years as President and Chief Executive Officer of Whitaker Bank, N.A., Lexington, Kentucky.

         First Security Bank currently has 24 full-time and 4 part-time employees.

         Our Board of Directors is made up of individuals with broad backgrounds in business, real estate, banking and healthcare, including several individuals who have served as executive officers of some of Lexington's most prominent businesses.

5.  Selected Financial Data

         The following tables set forth selected historical financial information for First Security Bancorp as of and for the years ending December 31, 1999 and 1998, as well as financial information for the six months ended June 30, 2000 and 1999. This information should be read in conjunction with the financial statements of First Security Bancorp beginning on page F-1 and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page ___.

         First Security Bancorp acquired First Security Bank on May 31, 2000 at which time each outstanding share of First Security Bank common stock was converted into two shares of First Security Bancorp common stock. The financial statements beginning on page F-1 and the following tables are presented as if First Security Bancorp had existed and owned First Security Bank for all periods presented.

         Historical results do not necessarily indicate the results that you can expect for any future period.

                             FIRST SECURITY BANCORP
                             SELECTED FINANCIAL DATA

                                                 As of and for the years ending
                                                           December 31,
                                                     1999                1998

                                            (in thousands except per share data)
Income Statement Data:
Interest income                                  $  5,387             $  2,118
Interest expense                                    3,010                1,093
Net interest income                                 2,377                1,025
Provision for loan losses                             487                  329
Non-interest income                                   139                   41
Non-interest expense                                2,007                1,845
Net income                                             22               (1,261)

Balance Sheet Data:

Total assets                                    $  94,515            $  47,135
Total securities                                    4,331                5,014
Total loans, net                                   77,378               34,068
Allowance for loan losses                             819                  335
Total deposits                                     83,412               38,613
Repurchase agreements and short-term borrowings     2,382                  ---
Total shareholders' equity                          8,215                8,281

Per Share Data:

Earnings per share - basic                        $   0.02            $  (1.26)
Earnings per share - diluted                          0.02               (1.26)
Book value                                            8.21                8.28

Performance Ratios:

Return on average assets                              0.03%              (4.01)%
Return on average equity                              0.27              (14.13)
Net interest margin                                   3.45                3.44
Efficiency ratio                                        80%               173%

Asset Quality Ratios:

Nonperforming assets to total loans                    ---%                0.02%
Net loan charge-offs to average loans                  ---                 0.06
Allowance for loan losses to total loans              1.05                 0.97

Capital Ratios:

Leverage ratio                                        9.39%               19.40%
Tier 1 risk-based capital ratio                      10.47                22.40
Total risk-based capital ratio                       11.50                23.30

                             FIRST SECURITY BANCORP
                            SELECTED FINANCIAL DATA
                                  (Continued)
                                             As of and for the six months ended
                                                            June 30,
                                                   2000                 1999
                                            (in thousands except per share data)
Income Statement Data:

Interest income                               $   4,274               $  2,187
Interest expense                                  2,495                  1,215
Net interest income                               1,779                    972
Provision for loan losses                           201                    221
Non-interest income                                  86                     51
Non-interest expense                              1,329                    962
Net income                                          335                   (160)

Balance Sheet Data:

Total assets                                 $  114,966              $  73,708
Total securities                                  3,738                  4,423
Total loans, net                                 94,681                 51,234
Allowance for loan losses                           997                    554
Total deposits                                  102,680                 65,303
Repurchase agreements and short-term borrowings   3,158                     --
Total shareholders' equity                        8,533                  8,057

Per Share Data:

Earnings per share - basic                    $    0.34               $  (0.16)
Earnings per share - diluted                       0.33                  (0.16)
Book value                                         8.53                   8.06

Performance Ratios:

Return on average assets                           0.64%                (0.53)%
Return on average equity                           7.98                 (3.92)
Net interest margin                                3.52                  3.35
Efficiency ratio                                  71.26                 94.04

Asset Quality Ratios:

Nonperforming assets to total loans                  --                    --
Net loan charge-offs to average loans              0.03                    --
Allowance for loan losses to total loans           1.04                  1.08

Capital Ratios:

Leverage ratio                                     7.84%                11.37%
Tier 1 risk-based capital ratio                    8.78                 14.71
Total risk-based capital ratio                     9.79                 15.71

RISK FACTORS

         There is a high degree of risk associated with an investment in the shares. You should view any purchase of shares as a long-term investment. This section describes some, but not all, of the risks of purchasing shares. You should carefully consider the following factors in addition to the other information set forth in this prospectus before making an investment in the shares.

         The shares are not savings accounts, deposits or other obligations of a bank and will not be insured by the Federal Deposit Insurance Corporation or by any other person or entity.

General Business Risks

Limited  Operating  History as a Bank Holding  Company.
We have a very limited history of operations as a bank holding company, having only acquired First Security Bank on May 31 of this year. Moreover, First Security Bank has less than three years of operating history. You do not have information such as extensive historical financial data in assessing an investment in shares as would be available to the purchaser of securities of a company with an established history of operations.

Potential Losses.
First Security Bank did not have a profitable quarter of operating results until the quarter ended September 30, 1999. For us to continue to be profitable, we will need to attract a large number of customers to deposit and borrow money, among other things. It is possible that we may not achieve stable profitability and that you will lose part or all of your investment.

Inability to Implement Our Business Strategy.
We  cannot   assure  you  that  we  will   continue  to  be  successful  in  the
implementation of our business strategy. See "Business - Business Strategy" on page __. The growth and expansion of First Security Bank's business has placed, and will continue to place, significant demands on its management and its operational and financial resources. Successful implementation of our business strategy requires continued growth and will depend on our ability to:

                *  attract a significant number of customers;

                *  profitably manage our assets, liabilities and capital;

                * develop necessary business relationships to provide products and services;

                * implement and improve operational, financial and management information systems and other technology; and

                *  hire and train additional qualified personnel.

         Inability to Provide Our Customers New Financial Products and Services. As the banking industry changes, our success could depend upon First Security Bank's ability to offer new products and provide new financial services that meet changing customer requirements. If new products and services are required of us, we cannot assure you that we can successfully develop and bring new products and services to market in a timely manner. See "Business - Business Overview" and "Competition" on pages __ and __.

Company Specific Risks

         Dependence on Lexington-Fayette County Economy. The operations of First Security Bank are materially dependent upon and sensitive to the economy of the Lexington-Fayette County area. An economic downturn or widespread labor management difficulties could have a significant adverse effect upon our earnings and financial condition.

         Losses Relating to Indemnification of Our Directors and Officers. Our Bylaws require the indemnification of our officers and directors to the fullest extent permitted by law. These provisions could result in expenses that would reduce our earnings. See "Description of Capital Stock - Indemnification" on page __.

         Consummation of the Offering is not Subject to the Receipt of Subscriptions for a Minimum Number of Shares. There is no minimum number of shares that must be sold in the offering and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we intend to accept subscriptions even if the offering has not been fully subscribed.

         The Book Value of a Share of Common Stock After the Offering Will be Lower Than the Price Paid for Shares in the Offering. If all of the shares being offered are sold, the book value per share at June 30, 2000, after giving effect to completion of this offering, would be $11.91 per share. Based on these assumptions, the post-offering book value would be less than the offering price of $16.00 per share, and accordingly, investors in the offering would experience dilution of $4.09, or 25.56%, per share, calculated on the basis of the difference between the offering price and pro forma book value. The following table illustrates this per share dilution:

Assumed price to public                                                 $16.00
   Book value per share before offering                         $8.53
   Increase per share attributable to new investors              3.38
                                                                _____
Pro forma tangible book value per share after offering                   11.91
                                                                         _____
Dilution to new investors                                               $ 4.09
                                                                        ======

         The Offering Price was Determined by the Board of Directors in its Discretion, and Does Not Necessarily Reflect the Fair Market Value of the Common Stock. Our Board of Directors considered a number of factors in determining the offering price for the common stock, but principally looked to the price of recent trades known to have occurred. No independent third party or negotiations were involved in the determination of the offering price, and the price does not necessarily reflect the market value of our common stock. The price at which our common stock trades after the offering may be higher or lower than the offering price.

         An Active Public Market for our Common Stock Does Not Currently Exist, and Will Probably Not Exist After the Offering. While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. There has not been active trading in our common stock and we cannot be sure that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of our common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, The Nasdaq SmallCap Market or any other securities market upon completion of the offering. See "The Offering - Limited Market for Common Stock" on page __.

     The sales agent has told us that it intends to make quotations of our common stock on the NASD OTC Bulletin Board and to facilitate market makers of the common stock following the offering. The sales agent is not obligated to do this and the development of a public trading market depends upon the existence of willing buyers and sellers which is not within our control or that of the sales agent. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time.

         Even with a market maker, the limited size of this offering, our lack of earnings history and the absence of dividends within the foreseeable future will impede the development of an active and liquid market for common stock. You should carefully consider the limited liquidity of your investment in the shares.

         No Underwriter Has Agreed to Purchase Any of the Common Stock and We May Not be Able to Sell All the Shares in the Offering. The common stock is being sold through the efforts of the sales agent as well as our directors and executive officers. Neither the sales agent nor any other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering - Manner of Distribution" on page ___.

         Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we will have less capital to fund operations and growth, which could result in restricted or slower growth for First Security Bank, slower expansion of activities and lower shareholder returns. We could be required to raise additional capital earlier than if all of the shares offered are sold.

         Our Directors and Executive Officers Are Expected to Own at Least 29% of Our Outstanding Common Stock After the Offering. Following completion of the offering, our directors and executive officers and their affiliates will own at least 29% of our outstanding shares of common stock, assuming that they purchase the number of shares in the offering which they currently intend to purchase. These persons may purchase a greater or lesser number of shares in the offering and currently own 40% of our outstanding common stock.

     By voting against a proposal submitted to shareholders, the directors and executive officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as mergers, share exchanges, certain asset sales and certain amendments to our Articles of Incorporation). See "Share and Warrant Ownership of Directors, Officers and Certain Beneficial Owners"on page __ and "Description of Capital Stock- Anti-Takover Provisions Generally" on page __.

         Dilution of Your Shares Through the Issuance of Additional Stock. If all shares are sold under this offering, 2,000,000 shares of common stock will be outstanding following the conclusion of the offering. Our Board of Directors may issue additional shares up to the authorized maximum of 5,000,000 without prior shareholder approval and without allowing shareholders the right to purchase their pro rata portion of such shares. The issuance of any new shares of common stock for whatever purpose would cause dilution in your percentage ownership of common stock and perhaps in the value of your shares. See "Description of Capital Stock - Preemptive Rights" on page __.

         We Can Elect to Delay Closing of The Offering Until as Late as February 28, 2001, and Can Decide to Not Accept All or a Part of Your Subscription. We reserve the right to extend the offering until as late as February 28, 2001. We will have broad discretion in determining which subscriptions, other than those of our current shareholders under the rights offering, to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, First Security Bank, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering - General" and - "Acceptance and Refunding of Subscriptions" on pages __ and __.

         Our Dependence on Messrs. Beard, Shropshire and Kessinger. Our business is a service oriented business and we are substantially dependent upon the continuing services of executives such as John Shropshire and Greg Kessinger and our directors, including our chairman, Julian Beard. We do not intend to carry key man life insurance on any of our executives. The loss of the services of any member of our senior management, or the inability to attract and retain other experienced banking personnel, could have a material adverse effect on our business. See "Management - Directors and Executive Officers"on page __.

     We Have Not Historically Paid Cash Dividends and There Can Be No Assurance That We Will Have Sufficient Earnings to Be Legally Able to Pay Dividends. First Security Bank is currently our sole revenue producing operation. As a result, our ability to pay dividends depends on receiving dividends from First Security Bank. The amount of dividends that First Security Bank may pay is limited by state and federal laws and regulations. Even if First Security Bank or First Security Bancorp has earnings in an amount sufficient to pay dividends, our Board of Directors may decide to retain earnings for the purpose of financing growth. We have not (nor has First Security Bank) ever paid cash dividends. No assurance can be given that First Security Bank's earnings will permit the payment of dividends to shareholders. See "Description of Capital Stock - Dividends" on page __, "The Offering - Limited Market for Common Stock" on page __, and "Market for Common Stock and Dividends" on page __. You should not purchase shares if you are depending upon dividend income from this investment.

     Inadequate Capital of First Security Bank. We anticipate that our existing capital resources, including the net proceeds of this offering, will adequately satisfy the foreseeable capital requirements of First Security Bank. However, one of the principal reasons for the offering is that the capital raised in the initial public offering of First Security Bank has proven insufficient to support its growth and satisfy minimum capital requirements imposed by bank regulators upon First Security Bank when it was chartered. Future capital requirements depend on many factors, including the ability to successfully attract new customers and provide additional services. Any necessary future equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to your share ownership. If adequate capital is not available, First Security Bank will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page __ and "Supervision and Regulation - First Security Bank:
Prompt Corrective Action for Capital Deficiencies" on page __.

Banking Risks

         Inability of First Security Bank to Compete. Commercial banking is a highly competitive business. We cannot assure you that First Security Bank will continue to be able to compete successfully or profitably in its primary market area. First Security Bank will continue to be competing for customers and employees with more established banks, as well as with savings and loan associations, credit unions, brokerage firms and mutual fund companies with substantially greater financial resources and operating experience. Recent legislation expanding the array of firms that can own banks may result in increased competition for us. The differences in resources and regulatory oversight may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds and adversely affect our overall financial condition and earnings. Larger, more experienced institutions can use economies of scale available to them because of their greater size and offer customers greater convenience through the number of branches and automatic teller machines made available by such entities. See "Business - Competition" on page __.

         Potential Defaults by First Security Bank Borrowers. Credit losses can cause the insolvency and failure of First Security Bank, and in such event, you could lose your entire investment. The risk of nonpayment of loans is inherent in commercial banking. Because First Security Bank has limited operating history, few of First Security Bank's customers have an established credit history with First Security Bank (though they may have such history with other lenders). We make various types of loans, including commercial, consumer, residential mortgage and construction loans, of which approximately 60% have been real estate loans (both commercial and residential). Commercial lending is more risky than residential lending because loan balances are greater and the borrower's ability to repay is dependent on the success of the borrower's operations. Moreover, these concentrations expose us to the risk that adverse developments in the real estate market could increase the levels of nonperforming loans and charge-offs and reduce loan demand and deposit growth. We try to limit our exposure to default risk by carefully monitoring the amount of loans we make within specific industries and through prudent lending practices, but we cannot eliminate the risk.

     Relatively Low First Security Bank Lending Limits. Our lending limits are significantly lower than most of our competitors and affect our ability to seek relationships with larger businesses in our market area. Our current legal lending limits are approximately $2.5 million and $1.7 million for secured and unsecured loans, respectively, and (assuming all proceeds are contributed immediately to First Security Bank) would be approximately $7.4 million and $4.9 million, respectively following completion of the offering if all shares are sold. We accommodate loans in excess of our lending limits through the sale of participations in those loans to other banks, but we can not always rely on participations to make larger loans.

         Impact of Interest Rates Upon Our Profitability. Our profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Changes in interest rates affect our operating performance and financial condition in diverse ways. We try to minimize our exposure to interest rate risk, but we are unable to eliminate it. Our net interest spread depends on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

         Banking Regulatory Limitations on Our Operations. We operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies. These regulations are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Although these regulations impose costs upon First Security Bank, they are intended to protect depositors and you should not assume they protect your interests as a shareholder. See "Supervision and Regulation - First Security Bank: Effects of Governmental Policies and Economic Conditions" on page
__.

     Proposed Legislation Which Would Permit Banks to Pay Interest on Business Checking Accounts Could Have a Negative Impact On Our Earnings and Financial Performance. A pending bill in Congress, if enacted into law, would permit banks to pay interest on checking and demand deposit accounts established by businesses, which is currently prohibited by regulation. 6.8% of First Security Bank's deposits at June 30, 2000, were noninterest bearing business demand deposits. If the proposed legislation is enacted, it is likely that we may be required to pay interest on at least a portion of these deposits in order to compete successfully against other banks. This could have a significant negative effect on our net interest income, net income, net interest margin, return on assets and return on equity.

THE OFFERING

General

         Securities Offered. We are offering to sell 1,000,000 newly issued shares of our common stock at a price of $16.00 per share. If the volume of subscriptions exceeds the number of shares offered, we may allocate offered shares among excess subscriptions in any amount we see fit.

         Rights Offering. The shares offered under this offering are being first offered to our shareholders as of the date of this prospectus, each of whom shall be entitled to purchase a number of the offered shares equal to their current shareholdings. Our current shareholders must exercise their rights under the rights offering by delivery to the escrow agent of a subscription agreement offer on or before October 16, 2000. After that date, shares may be sold (in such fashion as determined by us in our sole discretion) to the general public, as well as to our current shareholders who either didn't exercise their rights under the rights offering or who may desire to purchase more than their pro rata portion of the shares offered.

         No Minimum Offering. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless our Board of Directors has terminated the offering in its entirety.

     Expiration Time. Subscriptions by current shareholders to purchase shares under the rights offering must be received no later than 5:00 p.m. eastern time on October 16, 2000. Subscriptions to purchase shares by the general public, by current shareholders not exercising their rights under the rights offering or by current shareholders who may desire to purchase more than their pro rata portions of the offered shares must be received no later than 5:00 p.m., eastern time, on November 30, 2000, unless we terminate the offering earlier or extend it. We reserve the right to terminate the offering at any time prior to November 30, 2000, or to extend the termination date for up to three periods of thirty
(30) days each, without notice to subscribers. Under no circumstances will we extend the offering beyond February 28, 2001. See "Procedure for Subscribing for Shares " and " Acceptance and Refunding of Subscriptions" below.

     Minimum and Maximum Subscription. Investors must subscribe for the purchase of a minimum of 100 shares (for a minimum investment of $1,600), subject to our right to permit smaller subscriptions in our discretion. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase, subject to our right to reject any subscription in whole or in part. Subscriptions from our current shareholders will be accepted first on a pro rata basis as described under "Rights Offering" above. In considering whether to accept subscriptions from persons other than current shareholders properly and timely exercising their rights under the rights offering, we may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, First Security Bank, and other factors relating to a particular subscription, and the number of shares which have not been subscribed for at the time a subscription is accepted. In determining whether to permit a larger subscription, we may also consider the identity of the subscriber and the subscriber's intentions with respect to the operations, management and direction of First Security Bancorp.

         APART FROM CURRENT SHAREHOLDERS EXERCISING THEIR OPTIONS UNDER THE RIGHTS OFFERING ON OR BEFORE OCTOBER 16, 2000, WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, OUR DIRECTORS MAY, IN THEIR SOLE DISCRETION, TAKE INTO ACCOUNT THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED, A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, FIRST SECURITY BANK AND OUR DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AS WELL AS LEGAL OR REGULATORY RESTRICTIONS. NOTWITHSTANDING OUR UNFETTERED RIGHT OF REJECTION, ONCE WE RECEIVE A SUBSCRIPTION, IT IS IRREVOCABLE BY THE SUBSCRIBER.

Procedure for Subscribing for Shares

     Investors who wish to participate in the offering and invest in the shares may do so by completing and signing the subscription agreement offer accompanying this prospectus and delivering the completed subscription prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be made by:
                *  check or bank draft drawn upon a U.S. bank; or

                *  postal, telegraphic or express money order; or

                *  electronic transfer,

in any case, payable to "FSB Escrow".

     The offering price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included with this prospectus for the return of the subscription agreement offer. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, investors who wish to pay the offering price by means of uncertified personal checks are urged to make payment sufficiently in advance of the termination of the offering to insure that such payment is received and clears by such date. All funds received in payment of the subscription price will be deposited in an escrow account with USAccess Bank, Louisville, Kentucky, as designee of the escrow agent, Peoples Bank and Trust Company, Inc., Greensburg, Kentucky until acceptance of such subscriptions (which can occur in our discretion at any time prior to the closing or termination of the offering), will be invested at our direction.

         The address to which subscription agreements and payment of the offering price should be delivered is:

                                            USAccess Bank

                                            8620 Biggin Hill Lane

                                            Louisville, Kentucky  40220-4009
                                            (502) 495-1373

         If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering). If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then you will be deemed to have subscribed to purchase shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering). Notwithstanding the foregoing, we reserve the right to reject, in whole or in part, any subscription apart from timely rights offering subscription agreement offers from current shareholders. In determining whether to accept any subscription, in whole or in part, our directors may, in their sole discretion, take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, First Security Bank and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operations, management and direction of First Security Bancorp.

     Failure to include the full offering price with your subscription agreement may cause us to reject your subscription. The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. Broker/dealers will transmit any such checks directly to the escrow agent by noon of the business day following receipt.

     We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreement offers, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow or may reject the purported subscription. Subscription agreement offers will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. None of First Security Bancorp, its officers, directors and agents (including, without limitation, the sales agent), the subscription agent or any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

SUBSCRIPTIONS FOR SHARES MAY NOT BE REVOKED BY SUBSCRIBERS.

Escrow Account; Release of Funds

     All funds received in payment of the offering price will be promptly deposited into an escrow account at USAccess Bank, designee of the escrow agent Peoples Bank and Trust Company, Inc., Greensburg, Kentucky, until acceptance or rejection by us of such subscriptions. Funds in the escrow account will be invested only in investments permissible under SEC Rule 15c2-4 (including short-term obligations of the United States government or a sweep account collateralized by US government or agency securities). Subscription funds will be released from the escrow account to us only upon receipt by the escrow agent of the certification of our president that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Earnings on funds in the escrow account will be retained by us, whether or not the offering is consummated.

     Subscriptions for common stock which are received by USAccess Bank as depository for the escrow agent may not be revoked. Interest accrued on such funds (if any), less escrow agent fees, will be paid to subscribers on subscription funds which are returned.


Acceptance and Refunding of Subscriptions

     Subscription agreements are not binding on us until accepted by us. We reserve the right to reject, in whole or in part, in our sole discretion, any subscription agreement offer apart from offers received from timely rights offering subscription agreement offers from current shareholders or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, our directors, in their sole discretion, may take into account the fact that a subscriber is a current shareholder, the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, First Security Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We will decide which subscription agreement offers to accept within ten days after the termination of the offering if we have not previously made such determination. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.

         We may elect, at any time and from time to time, to accept any or all of the subscriptions which have been received to date, issue shares of common stock for those subscriptions and continue the offering with respect to any remaining shares not yet purchased under the offering.

     In the event that we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion, of the amount submitted with the subscription agreement offer, with accrued interest (if any), less escrow agent fees. If the offering is not completed, all subscription funds will be promptly refunded with interest (if any), less escrow agent fees.

         After all refunds have been made, the escrow agent, the sales agent, First Security Bancorp, First Security Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued as soon as practicable after funds are released to us by the escrow agent.

Limited Market For Common Stock

         Except for common stock held by our directors, executive officers and certain shareholders, the shares offered under this prospectus will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist an active or organized public market for our common stock. No broker-dealers currently offer to make a market in our common stock. Our common stock has been the subject of only sporadic trades. There can be no assurance that an over-the-counter market will develop for our common stock. It is not anticipated that our common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.

Determination of Offering Price

         The offering price has been determined by our Board of Directors after consideration of various factors which it deemed relevant, principally recent trades of our common stock. NEITHER THE BOARD OF DIRECTORS NOR MANAGEMENT HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANYONE SHOULD PURCHASE SHARES OF COMMON STOCK IN THE OFFERING. ANY DECISION TO INVEST IN OUR COMMON STOCK MUST BE MADE BY YOU BASED UPON YOUR OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF YOUR BEST INTERESTS.

         There can be no assurance that, following completion of the offering and the issuance of the shares, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering. See "Issuance of Common Stock" below.

Intentions of Directors, Executive Officers And Others

     Our directors, advisory directors and executive officers have indicated that they intend to subscribe for an aggregate of 351,900 shares of common stock in the offering. Any shares purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances. See "Share and Warrant Ownership of Directors, Officers and Certain Beneficial Owners" on page __.

Regulatory Limitations

         If you would own ten percent (10%) or more of our common stock after the offering (five percent (5%) in some circumstances), you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date. See "Acceptance and Refunding of Subscriptions" above.

Right to Amend or Terminate The Offering

     We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the SEC. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the escrow agent with an affirmative reconfirmation of the subscription. We expressly reserve the right, at any time prior to delivery of shares of common stock offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if our Board of Directors concludes, in its sole judgment, that it is not in our best interests to complete the offering under the circumstances. The offering may be terminated by us giving oral or written notice thereof to the escrow agent and/or making a public announcement thereof. If the offering is so terminated, all funds received will be promptly refunded, without interest.

Issuance of Common Stock

         Certificates representing shares of common stock purchased in the offering will be delivered to purchasers, via registered or certified mail, as soon as practicable after subscriptions for such shares have been accepted by us. No fractional shares will be issued in the offering.

Requests For Additional Information

         If you have questions or require additional information concerning the offering, contact Julian E. Beard, Chairman and Founder, First Security Bancorp, telephone (859) 367-3701.

Manner of Distribution

         Winebrenner Capital Partners, LLC, will serve as sales agent for the offering. For its services in attempting to sell shares on a "best efforts" basis, the sales agent will receive a commission fee equal to the greater of one percent (1%) of the proceeds of the offering or the sum of six and one-half percent (6 1/2%) of the proceeds from sales of shares to persons or entities other than current shareholders and two and one-half percent (2 1/2%) of the proceeds from sales of shares to current shareholders other than our directors, officers and other employees. If no shares are sold due to the early termination of the offering, we are obligated to pay the reasonable accountable out-of-pocket expenses incurred by the sales agent in connection with the offering up to an aggregate of $20,000 in expenses.

     If any of our directors and executive officers assist in the offering they will receive no compensation for such services. The sales agent and any such directors and officers are not authorized to make statements about First Security Bancorp or First Security Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, any such activities of our directors and executive officers would be exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

         NEITHER THE SALES AGENT NOR ANY OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE SHARES OFFERED, OR TO FIND PURCHASERS FOR ANY SHARES. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF SHARES WILL BE SOLD.

USE OF PROCEEDS

     The proceeds to First Security Bancorp, net of sales agent fees, from the sale of the common stock offered hereby will be $15.4 million if all of the shares being offered are sold, in each case before deducting expenses of the offering (not including commissions payable to the sales agent), which are estimated at $92,000.

     The proceeds of the offering will be used to strengthen First Security Bank's capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth through expansion of its existing business. Apart from the repayment of indebtedness in the amount of $600,000, we plan to use the net proceeds in their entirety for capital contributions to First Security Bank as needed for use in its lending and investment activities. The offering will enable First Security Bank to establish and support an additional branch location currently under construction, to expand into desirable market areas, and to provide increased lending services to its existing customers and markets.

CAPITALIZATION

         The following table shows (i) the consolidated capitalization of First Security Bancorp at June 30, 2000; and (ii) the consolidated capitalization of First Security Bancorp on a pro forma basis giving effect to the issuance of 1,000,000 shares at a price of $16.00 per share and the receipt of the net proceeds from the offering of such shares, after deduction of estimated expenses of the offering of $92,000, as if the sale of the shares had been consummated on June 30, 2000:

                                                  At June 30, 2000
                                 -------------------------------------------
                                                 Actual              Pro Forma
                                                 ------              ---------
                                 (Dollars in thousands except per share amounts)
Shareholders' Equity:

Common stock, no par value per share;
   5,000,000 shares authorized;  1,000,000
   shares, issued and outstanding actual,
   2,000,000  shares issued and outstanding
   pro forma                                     $4,901               $12,545

Capital surplus                                   4,901                12,545

Accumulated Deficit                              (1,157)               (1,157)
Accumulated other comprehensive income             (112)                 (112)
                                                --------             ---------

         Total shareholders' equity              $8,533               $23,821
                                                 ======               =======
         Book value per share                     $8.53                $11.91

BUSINESS

General

         First  Security  Bancorp has conducted no business  since its formation apart from its ownership of First Security Bank. First Security Bank, as presently constituted, was organized in 1997. First Security Bank actively competes on the local and regional levels with other commercial banks and financial institutions for all types of deposits, loans and the financial and other services which it offers. First Security Bank's general market area consists of Fayette County, Kentucky and the surrounding counties. First Security Bank is subject to competition not only from other banks and savings and loan associations located in the First Security Bank service area, but from a number of financial service entities that are competing for deposits and loans and providing financial management services. These other entities include money market funds, finance companies, investment banking firms, insurance companies, pension funds and large retail organizations. Many of the banks and other financial institutions with which First Security Bank competes have capital and resources substantially in excess of First Security Bank's capital and resources. See "Competition" below.

         First Security Bank is one of 17 commercial banks and thrift institutions with offices located in Fayette County, Kentucky, which is the Bank's primary market area. As of June 30, 2000, the Bank had total assets of $115 million and total deposits of $103 million.

         First Security Bank engages in a wide range of commercial and personal banking activities, including the usual acceptance of deposits for checking, savings and time deposit accounts; extension of secured and unsecured loans to corporations, individuals and others; issuance of letters of credit; rental of safe deposit boxes; and financial counseling for institutions and individuals. First Security Bank's lending services include commercial, industrial, real estate, installment, credit cards and participation in loans with other banks.

Premises and Business Hours

         First Security Bank's main offices are located at 400 East Main Street in Lexington, Kentucky. First Security Bank has one branch which is located at 2100 Southview Drive in Lexington, Kentucky and has made applications with the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation (which applications have been approved) to open a branch office at 3620 Walden Drive in Lexington. First Security Bank's current branch has both drive-through and automatic teller facilities.

     Both of First Security Bank's current offices are leased and the land for the recently approved branch facility has been leased as well. First Security Bank's main office lease is for a period of five years (beginning October 15, 1997), with First Security Bank holding the option to extend said lease term for three additional terms of three years each. During the first two years of the initial term of this lease, First Security Bank is obligated to pay annual rental of $66,000, with such annual rental increasing to $69,000 for the other three years of the initial term. The annual rental during the first two and the third of the lease options will increase to $70,000 and $73,000, respectively.

         First Security Bank's current branch office is leased for an initial term of five years (beginning November 1, 1997), with First Security Bank having options to extend said lease for three additional terms of five years each. During the initial term of this lease, First Security Bank is obligated to make annual rental payments of $46,000, and this rental obligation would increase in any lease extension period based upon increases in the consumer price index.

     The recently approved branch office will be on land leased for an initial term of five years, with First Security Bank holding options to extend the lease for five additional terms of five years each. Under this lease First Security Bank will pay annual rent ranging from $55,000, $60,000 and $68,000 during the first, second and third through fifth years of the lease, to $110,000 in the last of the lease extension periods.

         First Security Bank anticipates a cost of $715,000 to construct, equip and furnish the new facility on the site for the recently approved branch.

     First Security Bank offers convenient banking hours with the main office lobby open from 8:00 a.m. to 5:30 p.m., Monday through Thursday, from 8:00 a.m. to 6:00 p.m. on Friday, and 9:00 a.m. to 12:00 p.m. on Saturday. The current branch office lobby is open from 8:30 a.m. to 5:30 p.m., Monday through Thursday, 8:30 a.m. to 6:00 p.m. on Friday and 9:00 a.m. to 12:00 p.m. on Saturday. The branch office drive-in window is open from 8:30 a.m. to 5:30 p.m., Monday through Friday and 9:00 a.m. to 12:00 p.m on Saturday.

Business Strategy

         First Security Bank emphasizes experienced local management with a strong commitment to the communities located within its primary market area. The Lexington-Fayette County area is one which is growing and which has been significantly affected by the general consolidation occurring within the banking industry. We believe that many individuals and particularly small- to medium-sized industrial and commercial businesses are not being adequately served by existing financial institutions. We also believe that our officers and directors are active in the community and that the community and business leaders are anxious to patronize and support a locally managed bank owned by a company with a broad base of local ownership. First Security Bank is committed to providing outstanding customer service and banking products to a wide variety of customers (including individuals and small- to medium-sized businesses) and competing aggressively for banking business through a systematic program of directly calling on both customers and referral sources, such as attorneys, accountants, mortgage brokers, insurance agents and other business people.

Business Overview

         First Security Bank conducts a general banking business and serves as a full-service community financial institution offering a variety of products and services. These services include the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer and commercial credit operations and mortgage lending. First Security Bank's deposit products include basic, specialty and low-cost checking accounts and competitive savings and certificate of deposit accounts. First Security Bank's loan products include a variety of retail, commercial, mortgage and consumer products.

         Business Financial Services. First Security Bank offers products and services consistent with the goal of attracting a wide variety of customers, including small- to medium-sized business customers. First Security Bank actively pursues business checking accounts by offering competitive rates, telephone banking and other convenient services to its business customers. In some cases, First Security Bank requires business customers to maintain minimum balances. First Security Bank has also established relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by customers, including cash management services and loan participations where the requested loan amount exceeds the lending limits imposed by law or by our policies.

     Consumer Financial Services. The retail banking strategy of First Security Bank is to offer basic banking products and services that are attractively priced and easily understood by the customer. First Security Bank focuses on making its products and services convenient and readily accessible to the customer. In addition to banking during normal business hours, First Security Bank's products and services are delivered via multiple channels, including extended drive-thru hours, ATMs, telephone, mail, and by personal appointment. First Security Bank has one ATM at its Southview Drive branch facility and has joined an ATM network which has ATMs at convenience stores and/or service stations. We intend for First Security Bank to explore establishing Internet-based services. First Security Bank also provides debit and credit card services by contracting for such services and also offers night depository, direct deposits, Series E Savings Bond redemptions, cashier's and travelers checks and letters of credit.

         First Security Bank offers a variety of deposit accounts, including checking accounts, regular savings accounts, NOW accounts, money market accounts, sweep accounts, fixed and variable rate IRA accounts, certificate of deposit accounts and safety deposit boxes. Although First Security Bank offers a range of consumer and commercial deposit accounts, it does not actively solicit (though it does accept) certificates of deposit in principal amounts greater than $100,000.

         We have hired and will continue to hire experienced staff to provide personalized service. This experienced staff has access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. First Security Bank's agreement with a third-party service provider makes available to customers convenient telephonic access to their accounts and is intended to allow First Security Bank to remain at the forefront of technology while reducing the personnel and equipment required to deliver such products.

     Lending Practices. First Security Bank makes loans to individuals and businesses located within its market area. First Security Bank's loan portfolio consists of commercial loans (30%), residential and commercial mortgage loans (60%) and personal loans (10%). First Security Bank's legal lending limits under applicable regulations (based on the legal lending limits of 30% and 20%, respectively, of capital and surplus for secured and unsecured loans, respectively) are currently approximately $2.9 million and $2.0 million, respectively, for secured and unsecured loans and following completion of the offering would be (after deduction of expenses and sales commissions) approximately $7.5 million and $5.0 million if all shares being offered were sold and all proceeds immediately contributed by us to First Security Bank.

         Commercial   loans  are  made  primarily  to  small- and  medium-sized
businesses. These loans are secured and unsecured and are made available for general operating inventory and accounts receivables, as well as any other purposes considered appropriate. First Security Bank will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, security interests in personal property and/or personal guarantees. In addition, the majority of commercial loans that are not mortgage loans are secured by a lien on equipment, inventory and/or other assets of the commercial borrower.

         Commercial lending (including commercial real estate lending) involves more risk than residential real estate lending because loan balances are greater and repayment is dependent upon the borrower's operations. First Security Bank attempts to minimize the risks associated with these transactions by generally limiting its exposure to owner-operated properties of customers with an established profitable history. In many cases, risk can be further reduced by limiting the amount of credit to any one borrower to an amount less than First Security Bank's legal lending limit and avoiding types of commercial real estate financings considered risky.

         First Security Bank originates residential mortgage loans with either fixed or variable interest rates. First Security Bank's general policy is to sell most fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. First Security Bank does not retain servicing rights with respect to the secondary market residential mortgage loans that it originates. First Security Bank also offers home equity loans which are secured by prior liens on the subject residence. All of First Security Bank's residential real estate loans are secured by a first lien on the real estate and the majority of First Security Bank's personal loans are home equity loans secured by a second lien on real estate.

         First Security Bank makes personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. All of such loans are retained by First Security Bank.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. First Security Bank underwrites its loans carefully, with a strong emphasis on the amount of the down payment, credit quality and history, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's periodic income. We believe that the generally higher yields earned on consumer loans help compensate for the increased credit risk associated with such loans and that consumer loans are important to First Security Bank's efforts to serve the credit needs of its customer base.

         Although First Security Bank takes a progressive and competitive approach to lending, it stresses high quality in its loans. First Security Bank is subject to written loan policies that contain general lending guidelines and are subject to periodic review and revision by the First Security Bank Board of Directors Loan Policy Committee. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.

         First Security Bank seeks to make sound loans while recognizing that lending money involves a degree of business risk. First Security Bank's loan policies are designed to assist it in managing the business risk involved in making loans. These policies provide a general framework for First Security Bank's loan operations while recognizing that not all risk activities and procedures can be anticipated. First Security Bank's loan policies instruct lending personnel to use care and prudent decision-making and to seek the guidance of the Chief Credit Officer or the President and Chief Executive Officer of First Security Bank where appropriate.

         The loan policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements in light of First Security Bank's basic objectives of:
              * granting loans on a sound and collectible basis;

              * investing First Security Bank funds profitably for the benefit of you and other shareholders and securely for the benefit of depositors; and

              * serving the credit needs of the Lexington-Fayette County market.

         Such policies provide that:

              * individual officers of  First Security Bank have personal lending authority within varied ranges;

              * credits in excess of an officer's lending authority but not in excess of $500,000 require the approval of First Security Bank's executive officers; and

              * credits in excess of $500,000 require the approval of the First
                Security Bank Board of Directors Loan Policy Committee.

         First Security Bank's loan policies provide general guidelines for loan-to-value ratios that restrict the size of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following loan-to-value ratios:

              * raw land (65%);

              * improved residential real estate lots (80%);

              * commercial real estate (80%); and

              * residences (90%).

         First Security Bank makes use of credit risk insurance, principally for residential real estate mortgages where the loan-to-value ratio exceeds 80%. Regulatory and supervisory loan-to-value limits are established by the Federal Deposit Insurance Corporation Improvement Act of 1991. First Security Bank's internal loan-to-value limitations will follow these limits and will often be more restrictive than those required by the regulators.

     First Security Bank's loan policies generally include other underwriting guidelines for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. Typically the borrower would be expected to have annual cash flow of 1.25 times required debt service. In addition, the loan policies require that First Security Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to limited exceptions. The appraiser must be selected by First Security Bank and must be independent and licensed or state certified. First Security Bank may elect to conduct an in-house real estate evaluation for loans not exceeding $50,000. First Security Bank's loan policies also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate are generally subject to a maximum term of 5 years and a maximum amortization schedule of 25 years. Loans secured by residential real estate with variable interest rates will have a maximum term and amortization schedule of 30 years. Except for five-year fixed rate residential mortgage loans, First Security Bank sells to the secondary market all of its residential fixed-rate mortgage loans, thereby reducing its interest rate risk and credit risk. Loans secured by vacant land are generally subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.

         First Security Bank's loan policies also establish guidelines on the aggregate amount of loans to any one borrower, providing as a guideline that no loan shall be granted where the aggregate liability of the borrower to First Security Bank will exceed $1.3 million. This internal lending limit is subject to review and revision by the First Security Bank Board of Directors Loan Policy Committee from time to time.

         In addition, First Security Bank's loan policies provide guidelines for:
            * personal guarantees;

            * environmental policy review;

            * loans to employees, executive officers and directors;

            * problem loan identification;

            * maintenance of a loan loss reserve; and

            * other matters relating to First Security Bank's lending practices

     Investments. First Security Bank invests its funds in a variety of debt instruments and participates in the federal funds market with other depository institutions. Subject to limited exceptions, First Security Bank is prohibited from investing in equity securities. Real estate acquired by First Security Bank in satisfaction of or in foreclosure upon loans may be held, subject to a determination by a majority of its Board of Directors as to the advisability of retaining the property, for a period not to exceed sixty months after the date of acquisition or such longer period as the appropriate regulators may approve. First Security Bank will also be permitted to invest an aggregate amount not in excess of 40% of its capital in such real estate, including furniture and fixtures, as is necessary for the convenient transaction of its business. First Security Bank has no present plan to make any such investment though its Board of Directors may alter the investment policy without shareholder approval.

         Financial Planning. We are exploring using a third party provider or creating a partnership, joint venture or other relationship to offer financial planning, investment services and insurance services through First Security Bank. The objective of offering these products and services would be to generate fee income and strengthen relationships with First Security Bank customers.

         Trust Services. First Security Bank does not have trust powers, but expects to explore establishing a relationship with a third-party provider for administrative trust services.

Data Management and Other Services

     Rather than expending the large sums required to conduct the data management function directly, First Security Bank has entered into an agreement with BSC, Inc. BSC provides, among other things, on-line facilities, daily financial report preparation, loan and deposit data processing and customer account statement preparation pursuant to an agreement with a remaining term of fifteen months. The fees under the BSC contract are currently $4,000 per month and in November will increase to $6,000 per month for the balance of the term.

     We believe using BSC for these services is a more cost efficient alternative than hiring the personnel and purchasing the equipment required to perform such services in-house. In addition, First Security Bank has attempted to develop strong correspondent banking relationships that enable it to purchase other services such as check collection, purchase and sale of federal funds, wire transfer services and customer credit services, including selling participations in loans which would otherwise exceed First Security Bank's legal lending limits.

Personnel and Benefits

         The operations of First Security Bank are staffed with 29 employees, including 4 part-time employees. The current staffing is categorized as follows:

                           Management

                           Chairman and Founder
                           President and Chief Executive Officer
                           Executive Vice-President
                           Executive Vice-President and Chief Credit Officer First Vice-President and Controller
                           Executive Administrator and Human Resources Officer Assistant Vice President and Internal Auditor

                           Retail Operations

                           Three Branch Managers
                           Ten Tellers/New Accounts Staff
                           Two Marketing/Business Development Representatives

                           Lending

                           Consumer/Installment/Mortgage Lender
                           Commercial Lender
                           Senior Loan Administrator
                           Four Loan Support Employees
Management considers employee relations to be good. None of First Security Bank's employees are covered by a collective bargaining agreement.

Competition

         The banking business in the Lexington-Fayette County market area is highly competitive. Competition exists between state and national banks for deposits, loans and other banking services. First Security Bank is required to compete with numerous well-established financial institutions with vastly greater financial and human resources than those available to it.

     First Security Bank's market area has experienced substantial consolidation in recent years within the banking industry. Many of the area's locally owned or locally managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and branch personnel changes and, in our judgment, a decline in the level of personalized customer service. With recent changes in interstate banking regulations, this type of consolidation is expected to continue.

         There are 15 commercial banks operating a total of 83 offices in Fayette County as well as two federal savings banks operating four offices, eleven credit unions and several small loan companies. The following table (adapted from information provided in the Federal Deposit Insurance Corporation Summary of Deposits) sets forth information respecting the financial institutions with offices in Fayette County, and the deposits attributable to such offices, as of June 30, 1999:

                                                June 30, 1999         Number of
                   Institution                     Deposits            Offices
                                                (in millions)

Bank of the Bluegrass and Trust Company              $69                  1
Bank One, Kentucky, N.A.                          $1,100                 15
Central Bank & Trust Co.                            $470                 12
Fifth Third Bank, Kentucky, Inc.                    $248                  8
First Southern National Bank                         $29                  1
National City Bank of Kentucky                      $313                 13
Community Trust Bank, N.A.                          $115                  6
PNC Bank of Kentucky                                $113                  4
Republic Bank and Trust Co.                         $124                  4
Vine Street Trust Co.                               $165                  3
Whitaker Bank, N.A.                                  $71                  6
Progressive Bank, N.A.                               $12                  1
Traditional Bank of Kentucky, Inc.                   $31                  2
Firstar Bank, N.A.                                  $160                  5
First Security Bank of Lexington                    $ 65                  2
                                                 -------                 --
                                                  $3,085                 83
Market Area 1

     First Security Bank concentrates the majority of its marketing efforts in the Lexington-Fayette County area. Fayette County is located in central Kentucky, approximately 75 miles east of Louisville and approximately 85 miles south of Cincinnati.

The Lexington  banking  market is comprised of seven central Kentucky counties.

             Lexington-Fayette County Metropolitan Statistical Area

      County               County Population         Largest City Population
      ------               -----------------         -----------------------
     Fayette                   243,785               Lexington       243,785
     Bourbon                    19,363               Paris             8,898
     Clark                      32,457               Winchester       15,937
     Jessamine                  37,300               Nicholasville    17,099
     Madison                    67,690               Richmond         27,644
     Scott                      32,249               Georgetown       14,365
     Woodford                   22,773               Versailles        8,233
                             ---------                           -----------
                  TOTAL MSA    455,617                               335,961
1 The information contained in the following discussion has been derived from generally available published and unpublished sources including, but not limited to, 1999 information provided by the Greater Lexington Chamber of Commerce and the Kentucky Deskbook of Economic Statistics.

     Lexington is the center of our seven-county metropolitan area that has experienced rapid growth over the past 15 years. Based on estimates from the U.S. Bureau of Census, the MSA's population stood at 455,617 on July 1, 1999. This represented 12.2% growth from 1990 and 22.8% growth since 1980. Likewise, over the last several years, Lexington has experienced considerable population growth. From 1980 to 1990, Lexington grew at an annual rate of 0.99% and 10.38% overall. As of July 1, 1999, Lexington had grown during the 1990's by 18,000 people.

     Between 1990 and 1997, the per capita personal income for Lexington-Fayette County residents and the Lexington MSA increased at a rate of 37.8% and 36.9%, respectively. The average household income in the Lexington MSA grew by 45% from 1985 to 1995. According to the 1993 Statistical Abstract of the United States, Kentucky ranked third in the nation in per capita income growth from 1990 to 1992.

     Lexington is the financial, educational, retail, health care, service, and cultural center of the Bluegrass region in central Kentucky and most of eastern Kentucky. The healthy economy of Lexington and the surrounding area is due in large part to its diversification of employment opportunities. The MSA's largest employment sector, the services industry, accounts for only 28.5% of total non-agricultural jobs. Most of the remaining employment is dispersed among government, retail trade, manufacturing, and construction. Because of the diverse opportunities, Lexington's unemployment rate (currently at 1.8%) is typically lower than the rest of the nation. The University of Kentucky, Toyota, and Lexmark International are among the area's largest employers. Other employment opportunities include equine-related businesses, health care, tobacco, retail and services. The following is a list of 15 of the larger employers in the Lexington MSA:

                         Major Employers - Lexington MSA

                         Company                            Employees
                         --------------------------------------------
                         University of Kentucky             10,562
                         Toyota Motor Mfg. USA               7,900
                         Lexmark International               6,000
                         Fayette Co. Public Schools          4,906
                         University of Ky. Hospital          3,100
                         Lex-Fayette Urban Co. Gov't         2,597
                         Central Baptist Hospital            2,400
                         St. Joseph Hospital                 2,000
                         Kentucky Utilities                  1,780
                         Eastern Ky. University              1,750
                         Veterans Medical Center             1,500
                         Johnson Controls                    1,500
                         The Trane Co.                       1,489
                         OSRAM Sylvania                      1,355
                         Dillards                            1,350

MARKET FOR COMMON STOCK AND DIVIDENDS

Price Ranges of Common Stock

     The common shares of First Security Bancorp are not traded on any listed stock exchange. The shares are traded in the over-the-counter market under the symbol "FSLK", on an order-match angency basis, whereby buyers and sellers of the stock execute transactions on a no spread basis. No bid or asked prices are quoted. Trading volume in common stock is considered light and the stock is thinly traded. As of June 30, 2000, there were 1,000,000 shares of common stock outstanding and held by 383 shareholders of record.

         The following represents the reported prices (as well as the total trading volume) for which shares of First Security Bancorp common stock have been exchanged since May 31, 2000 on a per share basis, and prior to such date the prices for which shares of First Security Bank common stock were exchanged since the formation of First Security Bank (on a per share basis with such prices and trading volume numbers having been adjusted to reflect the two for one exchange of First Security Bancorp common stock for First Security Bank common stock when First Security Bancorp acquired First Security Bank):

                                Price Per Share               No. of Shares
                                                           Traded During Period


                                High        Low

1997      4th Quarter           10            10                    800
1998      1st Quarter           11.50         10                 11,000
          2nd Quarter           12.50         10                  7,600
          3rd Quarter           13            11.875              7,600
          4th Quarter           13.50         12.50               4,600
1999      1st Quarter           13            12.50              18,400
          2nd Quarter           13.50         12                 68,400
          3rd Quarter           13.375        12.75              79,800
          4th Quarter           13            10.50               4,200
2000      1st Quarter           14.50         13.25              34,200
          2nd Quarter           15.50         14.25               9,300
          3rd Quarter           16            16                    200

     These price quotations are derived from data furnished by the National Association of Securities Dealers and, accordingly, we cannot guarantee the accuracy or reliability of such price quotations. Some trades may occur which are not reported by the NASD. Since there is no established public trading market for our common stock, there can be no assurance that the price information set forth above is representative of prices which could be obtained from sales of our common stock in established open market transactions.

Dividends

     Holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors. First Security Bancorp has not paid cash dividends since it became the holding company for First Security Bank, and prior to that time First Security Bank did not pay any cash dividends, each electing to retain its limited earnings to support growth. We currently intend to continue the policy of retaining earnings to support growth for the immediate future. Future dividends will depend primarily upon First Security Bank's earnings, financial condition and need for funds, as well as applicable governmental policies and regulations. There can be no assurance that we will have earnings at a level sufficient to support the payment of dividends, or that we will in the future elect to pay dividends. As First Security Bank is the primary source of funds for payment of dividends by First Security Bancorp, the inability of First Security Bank to pay dividends could adversely affect the ability of First Security Bancorp to pay dividends.

         Federal and state statutes and regulations place limits on the amount of dividends First Security Bank may pay without prior approval. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any common stock dividend may be declared for any period, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Prior regulatory approval is required to pay dividends which exceed First Security Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal regulatory authorities also have authority to prohibit a bank from paying dividends if they deem such payment to be an unsafe or unsound practice.

     The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that First Security Bancorp may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing. See "Supervision and Regulation - First Security Bancorp: Capital Adequacy."

         As a depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, First Security Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the Federal Deposit Insurance Corporation. First Security Bank is not currently in default under any of its obligations to the Federal Deposit Insurance Corporation.

SHARE AND WARRANT OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Share Ownership

         The following table sets forth certain information as of September 1, 2000 concerning the number and percentage of shares of the common stock beneficially owned by our directors and executive officers, and by all of our directors and executive officers as a group, as well as information regarding the other person known by us to own in excess of 5% of our outstanding common stock. Also shown, for illustrative purposes only, are the number and percentage of shares that will be owned by such persons after the offering based upon their expressed purchase intentions (which may change, and they may purchase more shares or fewer shares). Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, we are not aware of any other person or persons who beneficially own in excess of five percent of the common stock. Further, we are not aware of any arrangement which at a subsequent date may result in a change of control of First Security Bancorp.

                                                                                                 Projected
                                                                                                 Beneficial
                                                                                                 Ownership
                                                                                                    and
                                      Amount and Nature of                        Eligible       Percentage
                                    Beneficial Ownership of                        Shares           After
                                       Common Stock as of         Percent of     Subject to      Offering***
                                         September 1, 2000         Class*        Warrants**       -----------
Name of Beneficial Owner

Julian E. Beard                                   10,200(1)              1.02       2,680         12,700 (.64%)
James R. Burkholder****                            6,000(1)               .60        ---           6,000 (.30%)
R. Greg Kessinger                                 10,050(2)              1.01        ---          12,050 (.60%)
Len Aldridge                                      45,000(3)              4.50        ---          50,000(2.50%)
Dennis R. Anderson                                10,000(1)              1.00       2,680         17,500 (.88%)
John D. Barlow                                    11,594(4)              1.16       2,680         14,594 (.73%)
Harold Glenn Campbell                             52,000(5)              5.20        ---          52,000(2.60%)
William A. Combs, Jr.                             20,000                 2.00       2,680         40,000(2.00%)
A. F. Dawahare                                    20,000(6)              2.00       5,896         30,000(1.50%)
Dr. Kenneth L. Gerson                             10,000                 1.00       2,680         15,000 (.75%)
Tommy R. Hall                                     12,570                 1.26       2,680         20,070(1.00%)
Erle L. Levy                                      10,000(7)              1.00       2,680         16,250 (.81%)
David R. McCulloch                                10,000                 1.00       2,680         20,000(1.00%)
Dr. Ira P. Mersack                                20,000(8)              2.00       5,494         32,500(1.63%)
Ben A. New                                           ---                  ---        ---             ---   ---
Fon Rogers, II                                    21,000(9)              2.10       5,896         42,000(2.10%)
Robert J. Rosenstein                              30,010(10)             3.00       8,844         35,010(1.75%)
Dr. Ronald J. Saykaly                             40,000(11)             4.00        ---          60,000(3.00%)
John S. Shropshire                                   300(12)              .03        ---           6,550 (.33%)
Richard S. Trontz                                 15,000                 1.50       4,422         25,000(1.25%)
William T. Vennes                                 27,400                 2.74       2,680         33,650(1.68%)
Kathy E. Walker                                   10,000                 1.00         ---         16,250 (.81%)
D. Woodford Webb, Jr.                             10,000                 1.00       2,680         16,250 (.81%)
                                                 -------                 ----       -----         -------------
All Directors and Executive
Officers as a group                              401,124                40.11%      57,352       573,374(28.67%)

Other 5% Shareholders:

Donald K. Poole                                  118,400(13)            11.84%      11,792       236,800(11.84%)
1999 Richmond Rd., Lex, KY


         *Exclusive of shares of common stock that may be purchased  pursuant to warrants.
         **Represents rights to purchase the number of shares of common stock indicated at a price of $10.00 per share at any time during the sixth full calendar year of First Security Bank's operations. These warrants were issued to the individuals reflected in 1997 by virtue of such persons' actions as initial investors in First Security Bank. ***Assumes the sale of 1,000,000 shares under the offering.
         ****Mr. Burkholder is on a leave of absence and has indicated his intention to resign from his positions with First Security Bancorp and First Security Bank effective September 30, 2000.
         1Shares are held in an individual retirement account for the benefit of the named person. With respect to Mr. Burkholder,common stock reflected does not include options for the purchase of 4,000 shares of common stock which First Security Bancorp has agreed to extend to Mr. Burkholder.
         2Includes 10,000 shares held in an individual retirement account for the benefit of Mr. Kessinger and 50 shares held by Mr.Kessinger's wife, Lana C. Kessinger.
         3Includes 10,000 shares held by Brookhaven Trust Properties of which Mr. Aldridge is a co-trustee.
         4Includes 1,094 shares held in an individual retirement account for the benefit of Mr. Barlow.
         5Shares are held by the Harold Glenn Campbell Trust.
         6Shares are held by the S F Dawahare Estate Limited Partnership. 7Shares are jointly owned with Mr. Levy's wife, Sara Levy.
         8Includes 10,000 shares held for the benefit of Dr. Mersack by National City Bank as Custodian for Dermatology Associates of Kentucky, P.S.C. Profit Sharing Plan.
         9Includes 1,000 shares held by two trusts (500 shares in each trust) for two of Mr. Rogers' children.
         10Includes 10 shares held by Mr. Rosenstein as custodian for his son, Ross J. Rosenstein.
         11Shares are jointly owned with Dr. Saykaly's wife, Teresa G. Saykaly. 12Does not reflect options for the purchase of 20,000 shares of common stock which First Security Bancorp has agreed to extend to Mr.Shropshire.
         13Includes 10,000 shares held by the Donald K. Poole Trust Under Agreement Dated March 29, 1985.

Warrants

                               The  following  persons  hold  warrants  for  the
purchase of common stock, as indicated:

                                                        Eligible Shares
                 Name                                   from Warrants
                 ----                                   -------------
                 Julian E. Beard                            2,680
                 Dennis R. Anderson                         2,680
                 John D. Barlow                             2,680
                 William A. Combs, Jr.                      2,680
                 Joe E. Coons                               2,680
                 William Patrick Davey, M.D.                2,680
                 A. F. Dawahare                             5,896
                 Kenneth L. Gerson, M.D.                    2,680
                 Tommy R. Hall                              2,680
                 Timothy L. Haymaker                        2,680
                 Erle L. Levy                               2,680
                 Michael Lischin                            2,680
                 David R. McCulloch                         2,680
                 Ira P. Mersack, M.D.                       5,494
                 Donald K. Poole                           11,792
                 Fon Rogers, II                             5,896
                 Robert J. Rosenstein                       8,844
                 Warren W. Rosenthal                        5,896
                 Howard A. Settle                           2,680
                 Richard S. Trontz                          4,422
                 William T. Vennes                          2,680
                 D. Woodford Webb, Jr.                      2,680
                                                            -----
                 TOTAL:                                    88,440
                                                           ======

         The warrants entitle the holders thereof to purchase during 2003 the subject number of shares of common stock at a per share purchase price of $10.00. The warrants were issued in 1997 to the aforesaid persons for their role as initial investors who incurred risk in advancing monies for the organization of First Security Bank.

EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

     The following table sets forth certain information concerning total compensation for service rendered in all capacities awarded or paid by First Security Bank to the three most highly compensated executive officers of First Security Bancorp and First Security Bank (apart from John S. Shropshire whose compensation arrangement is described below) for the three (3) fiscal years ended December 31, 1999:

                                                        Long-Term
                                                      Compensation
                                         Annual          Awards
     Name and                 Fiscal   Compensation    Restricted    All Other
 Principal Position            Year   Salary   Bonus  Stock Awards Compensation2
 ------------------            ----   --------------  ------------  ------------
Julian E. Beard
Chairman of the Board of       1999   $100,000   ---         ---    4,286
Directors and Founder, Fir     1998    100,000   ---         ---    4,286
Security Bank                  1997     75,000   ---         ---      ---
(President and CEO until
March 1, 2000)

James R. Burkholder1           1999     85,000   1,000       ---    3,188
Executive Vice-President,      1998     85,000     ---       ---    3,188
First Security Bank            1997     63,750     ---       ---      ---

R. Greg Kessinger              1999     80,000   1,000       ---    2,400
Executive Vice-President and   1998     80,000     ---       ---    2,400
Chief Credit Officer, First    1997     46,666     ---       ---      ---
Security Bank

1 Mr. Burkholder is on a leave of absence and has indicated his intention to resign effective September 30, 2000.
2 Represents the amounts contributed by First Security Bank to the named participants' accounts in the First Security Bank 401(k) Profit Sharing Plan.

Employee Benefit Plans

         First Security Bank provides all officers and full-time employees with group life and medical and dental insurance coverage. First Security Bank also has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. First Security Bank currently contributes to the 401(k) plan through a fifty percent (50%) match of employee contributions up to 7.5% of employee compensation.

     Under First Security Bank's Stock Award Plan, approved by First Security Bank stockholders earlier this year and assumed by First Security Bancorp when it acquired First Security Bank, 100,000 shares of common stock are available for issuance under options which may be granted between 2000 and 2010. Both incentive stock options and non-qualified stock options may be issued under the Stock Award Plan, as well as restricted stock awards and stock appreciation rights. The purpose of the Stock Award Plan is to enable First Security Bancorp to attract, retain and provide incentives for outstanding employees, directors and advisory directors for First Security Bancorp and First Security Bank, and to reward excellent performance by the employees and to further the growth, development and financial success of First Security Bancorp. Our Board of Directors administers the Stock Award Plan. As of September 1, 2000, there were no options to purchase shares of common stock outstanding under the Stock Award Plan.

Shropshire Employment Agreement

         John S.  Shropshire  was  appointed  as President  and Chief  Executive
Officer of First Security Bank effective March 1, 2000, replacing Julian E. Beard who announced his retirement from active service with First Security Bank effective February 28, 2001. First Security Bank has an agreement with Mr. Shropshire to provide him the following benefits:

             *  Annual base salary of $125,000;

             * Annual cash incentive bonus tied to the growth in First Security Bank's assets and net income;

             * Options for the purchase of up to 20,000 shares of common stock granted at the rate of 4,000 shares per year for a five year period. Such options are to be exercised within seven years of being awarded and the option price for such shares will be the market price of common stock at the time of the award;

             *  Health,   dental and disability insurance, and 401(k)
                and vacation  benefits,  in accordance with First
                Security Bank's plans generally available to First Security Bank employees;

             *  Term life insurance with a death benefit of $200,000;

             * Use of a corporate Country Club membership to be owned by First Security Bank; and

             * Severance pay of $156,250 upon a change in control of First Security Bank or $62,500 in the event of termination of employment other than for cause.

Certain Transactions With Management

         First Security Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its directors, officers, and employees and their associates. All of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

MANAGEMENT

Directors and Executive Officers

         The following tabulation lists the names and certain information about our directors and executive officers as of September 1, 2000. The directors and executive officers of First Security Bancorp are currently executive officers and directors of First Security Bank.

                                      Business
                                      Experience
                                      During Past                      Term
Name, Age and Position(s)             Five Years                       Began

Len Aldridge                          Vice-President, Limited           2000
Age - 63                              Partners of Lexington, Inc.
Director                              (real estate management
                                      company)
Dennis R. Anderson                    Owner, Dennis Anderson Real       2000
Age - 48                              Estate, Inc. (real estate
Director                              development and investment
                                      company)
John D. Barlow                        President, Barlow Homes, Inc.     2000
Age - 41                              (home builder)
Director

Julian E. Beard                       Chairman of the Board of          2000
Age - 62                              Directors and Founder of
Chairman of the Board of Directors    First Security Bank since
                                      March    1,    2000;
                                      President  and Chief
                                      Executive Officer of
                                      First  Security Bank
                                      from  1997 to  March
                                      1, 2000;  Previously
                                      President, BSC, Inc.
                                      (community bank data
                                      processing and operations
                                      management  company)
                                      from 1990 to February 1997

James R. Burkholder1                  Executive Vice-President of       2000
Age - 51                              First Security Bank since
Vice-President                        1997; Previously partner,
                                      First Commonwealth Capital
                                      Management, Inc. from 1993
                                      to April 1997

Harold Glenn Campbell                 President and Chief Executive     2000
Age - 49                              Officer, Farmers State Bank,
Director                              Booneville, Kentucky

William A. Combs, Jr.                 Officer and Director,             2000
Age - 60                              Ellerslie Corp. and Dana
Director                              Motor Company of Cincinnati

A. F. Dawahare                        President and Chief Executive     2000
Age - 68                              Officer, Dawahare's, Inc.
Director                              (retail clothier)

Dr. Kenneth L. Gerson                 Allergist                         2000
Age - 69                              (Gerson & Greisner M.D.)
Director

Tommy R. Hall                         President and Owner, Hall's       2000
Age - 62                              Enterprises, Inc.
Director

R. Greg Kessinger                     Executive Vice-President and      2000
Age - 51                              Chief Credit Officer of First
Director; Secretary/Treasurer         Security Bank since 1997;
                                      Previously President and
                                      Chief Executive Officer of
                                      Whitaker Bank, N.A. from 1994

Erle L. Levy                          Owner, Kentucky Lighting and      2000
Age - 66                              Supply, Inc.
Director

David R. McCulloch                    Director of Sales, Schaefer       2000
Age - 36                              Systems International
Director                              (industrial packaging company)

Ben New                               Vice-President of First
Age - 41                              Security Bank since 1997;
Controller                            Previously Controller of
                                      Whitaker Bank Corporation

Dr. Ira P. Mersack                    Dermatologist (Dermatology        2000
Age - 60                              Associates of Kentucky, P.S.C.)
Director

Fon Rogers, II                        Manager, Mary-Lon                 2000
Age - 50                              Investments, LLC, an
Director                              investment limited liability
                                      company, and Rogers
                                      Run, LLC (manages
                                      mineral holdings in
                                      Kentucky); Trustee of
                                      four trusts containing
                                      mineral properties in
                                      Kentucky,   Virginia
                                      and West Virginia

Robert J. Rosenstein                  President, Shoppers Village       2000
Age - 45                              Liquors, Inc. (d/b/a The
Director                              Liquor Barn); Commercial real
                                      estate developer

Dr. Ronald J. Saykaly                 Rheumatologist (Ronald J.         2000
Age - 58                              Saykaly, M.D., P.S.C.)
Director

John S. Shropshire                    Community Trust Bancorp, Inc.     2000
Age - 51                              [President, Chief Executive
Director; President and               Officer and Director,
Chief Executive Officer               Flemingsburg, Kentucky
                                      affiliate (1995-1997);
                                      Executive Vice-President and
                                      Senior Lending Officer,
                                      Pikeville, Kentucky
                                      (1997-1998); President and
                                      Chief Executive Officer
                                      Central Kentucky Region
                                      (1998-2000)]

Richard S. Trontz                     Owner, Hopewell Farm and          2000
Age - 46                              Bluegrass Bloodstock Agency
Director                              (bloodstock services and
                                      equine insurance)
William T. Vennes                     Retired Vice-President and        2000
Age - 59                              General Manager of the
Director                              Imaging Solutions Division,
                                      Lexmark International, Inc.
Kathy E. Walker                       Owner, Elm Street Resources,      2000
Age - 41                              Inc. (coal sales agency)
Director

D. Woodford Webb, Jr.                 Attorney (Webb, Hoskins,          2000
Age - 32                              Glover & Thompson, P.S.C.)
Director
-------
1 Mr. Burkholder has expressed his intention to resign his officer positions First Security Bancorp and First Security Bank effective September 30, 2000.

     Pursuant to the First Security Bancorp articles of incorporation, our directors are classified into three classes serving varying terms. Messrs. Campbell, Combs, Gerson, Hall, Trontz and Vennes are serving one year terms expiring at the 2001 annual meeting of shareholders; Ms. Walker and Messrs. Beard, Aldridge, Dawahare, Rogers, Rosenstein and Saykaly are serving two year terms expiring at the 2002 annual meeting of shareholders; and Messrs. Kessinger, Anderson, Barlow, Levy, McCulloch, Mersak, Shropshire and Webb are serving three year terms expiring at the 2003 annual meeting of shareholders.

     In addition to the person listed in the table above, Michael Lischin, Donald K. Poole, Irving Rosenstein, Warren W. Rosenthal and Dr. Siba P. Saha serve as advisory directors of the Bank.

         Directors of First Security Bank and First Security Bancorp currently receive no fees for their services in such capacity.

Standing Committees

          First Security Bancorp has no standing committees of the board of directors. It currently anticipates appointing in the near future an executive committee and an audit committee, which committees would perform functions for First Security Bancorp similar to the functions performed by such committees of the First Security Bank board of directors.

         There are six standing committees of the Board of Directors of First Security Bank: the Asset/Liability Management Committee, the Director Loan Policy Committee, the Investment Committee, the Audit Committee, the Community Reinvestment Act Committee and the Executive Committee.

         The Asset/Liability Management Committee consists of directors Beard, Anderson, Kessinger, Saykaly and Shropshire. In addition, First Security Bank Vice-Presidents Greg Doyle and Ben New serve on this committee. The Asset/Liability Management Committee establishes and monitors adherence to First Security Bank's asset/liability policies and monitors First Security Bank's interest rate sensitivity and liquidity.

         The Director Loan Policy Committee consists of directors Beard, Kessinger, Barlow, Hall, Levy, Rosenstein, Shropshire, Trontz, Vennes and Webb. The Director Loan Policy Committee establishes First Security Bank's lending policies, monitors adherence to First Security Bank's lending policies and regulatory lending requirements, reviews and participates in the loan approval process respecting loans in excess of $500,000 and monitors the quality of First Security Bank's loan portfolio, including a review of First Security Bank's allowance for loan and lease losses.

         The Investment Committee consists of directors Beard, Aldridge, Combs, Dawahare, Levy, Rogers, Saykaly and Shropshire. The Investment Committee establishes the Bank's investment policies, monitors adherence to First Security Bank's investment policies and regulatory investment requirements and reviews First Security Bank's investment portfolio.

     The Audit Committee consists of directors Anderson, Dawahare, Gerson and McCulloch. The Audit Committee nominates an independent accounting firm to conduct an annual audit of First Security Bank, reviews First Security Bank's audited financial statements and monitors and supervises First Security Bank's internal audit control. The Audit Committee reports the result of the annual audit in writing to the board of directors, such report stating whether First Security Bank is in a sound condition and whether adequate internal controls and procedures are being maintained.

         The Community Reinvestment Act Committee consists of directors Beard, Kessinger, McCulloch, Saykaly, Shropshire, Walker and Webb. In addition, First Security Bank Vice-President Ben New serves as secretary to this committee. The Community Reinvestment Act Committee monitors First Security Bank's adherence to the Community Reinvestment Act of 1978.

         The Executive Committee consists of directors Beard, Kessinger, Aldridge, Campbell, Combs, Rogers, Rosenstein , Shropshire and Vennes. The
Executive Committee previews all matters that are brought to First Security Bank's Board of Directors and has the power to direct the business of the Bank except for such actions as are required by law to be effected by the entire Board of Directors.

Meetings of the Board of Directors

         The board of directors of First Security Bancorp has held three meetings apart from its organization meeting since it was incorporated on February 11, 2000. In 1999, there were 13 meetings held by the First Security Bank board of directors. With respect to board of directors committees, such committees held the following number of meetings in 1999: Asset/Liability Management Committee, 5 meetings; Director Loan Policy Committee, 21 meetings; Investment Committee, 6 meetings; Audit Committee, 3 meetings; Community Reinvestment Act Committee, 4 meetings; and Executive Committee, 13 meetings.

Pending Legal Proceeding

         There are no material pending legal proceedings in which First Security Bank or First Security Bancorp is involved, including proceedings in which any director, officer or affiliate of First Security Bank or First Security Bancorp, any owner of record or beneficially of more than five percent (5%) of common stock, or any associate of a director, officer or five percent (5%) security holder is a party adverse to First Security Bank or First Security Bancorp or has a material interest adverse to First Security Bank or First Security Bancorp.

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations.

     The following discussion and analysis is presented to illustrate and describe an overview of the business, and the results of operations and financial condition of First Security Bancorp. It identifies trends and significant changes that occurred during the reported periods and should be reviewed in conjunction with the Bank's audited financial statements beginning on page F-1 in this prospectus.

Overview of Operations

     Our mission is to firmly establish ourself in Lexington, Kentucky as a community owned and operated full-service bank providing traditional products and services typically offered by commercial banks. The Lexington banking market is highly competitive with 18 commercial banks and thrift institutions currently serving the market. We believe that our our ability to compete is enhanced by our posture as a locally managed institution with a base of local shareholders and board of directors. Most of the banks in Lexington are part of larger bank holding companies headquartered outside of the Lexington/Fayette County market and Kentucky. Promoting local management and ownership has proven effective for us in attracting customers, fostering loyalty and establishing and maintaining strong asset quality. We have and intend to continue emphasizing our Lexington roots, and we have a philosophy of giving our customers prompt and responsive personal service.

     Following completion of a $10 million initial capital offering ($9.8 million net of commissions on the sale of stock), First Security Bank commenced operations as a newly chartered commercial bank on November 17, 1997 at 400 East Main Street, Lexington, Kentucky. Since inception, our balance sheet has steadily grown to $115.0 million in total assets at June 30, 2000 which was sufficient to produce positive consolidated earnings on a monthly basis starting with August, 1999. As a result of becoming profitable, our accumulated deficit had declined to $1.5 million at June 30, 2000 which not only includes our net loss since inception, but $133,000 of pre-opening expenses reimbursed to the organizers upon commencement. To further enhance our growth and customer service, we are in process of opening a third branch in Lexington and anticipate it to be ready for operations in the second half of 2000.

     First Security Bancorp became the holding company of First Security Bank on May 31, 2000. Accounted for as an internal reorganization, each of First Security Bank's outstanding shares of common stock was exchanged for two shares of First Security Bancorp stock. The transaction was approved by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Isntitutions. This structure will permit us to offer a broader range of financial products and services than would otherwise be available.

Results of Operations

     Our operating results substantially depend on net interest income, which is the difference between interest income on interest-earning assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits. Our net income or loss is also affected by the amount of the provision for loan loss and other income and operating expenses.

Net Interest Income.
     Net interest income is determined by an institution's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the amount of interest-earning assets financed by noninterest- bearing liabilities or stockholders' equity. Net interest income is primarily affected by volume and rate of average interest-earning assets and interest-bearing liabilities. The following table sets forth, for the six months ending June 30, 2000 and 1999, and for the years ended December 31, 1999 and 1998, information regarding the total dollar amount of interest income from interest-earning assets and the resultant average yields earned; the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; net interest income; interest rate spread; and net yield on interest-earning assets (also referred to herein as net interest margin):

AVERAGE BALANCE SHEETS AND RATES

                                           Six Months ended June 30, 2000             Six Months ended June  30, 1999
                                                                        (in thousands)

                                         Average                       Average       Average                      Average
ASSETS                                   Balance (1)    Interest       Rate          Balance (1)    Interest      Rate

Interest-earning assets


Securities, net                           $ 4,122       $    121          5.87%       $ 3,161          $ 83       5.25%

Loans (2)

   Commercial                              29,160          1,336          9.16         16,991           703       8.27

   Real estate commercial                  42,344          1,783          8.42         18,530           765       8.26

   Real estate residential                  8,871            390          8.79          4,608           214       9.29

   Consumer                                 8,862            411          9.28          4,722           185       7.84
                                           ______          _____                       ______         _____
Total                                      89,237          3,920          8.79         44,851         1,867       8.33


Federal funds sold                          7,655            233          6.09         10,078           237       4.70
                                           ______          _____                      _______         _____

Total interest-earning assets           $ 101,014        $ 4,274          8.46%     $  58,090     $   2,187       7.53%


Allowance for loan losses                    (915)                                       (447)

Noninterest-earning assets


   Premises and equipment                     756                                         821

   Cash and due from banks                  2,348                                       1,504

   Interest receivable and other
   assets                                     703                                         373
                                         ________                                      ______
Total Assets                            $ 103,906                                 $    60,341
                                         ========                                      ======


LIABILITIES AND STOCKHOLDERS' EQUITY

                                         Six Months ended June 30, 2000              Six Months ended June 30, 1999
                                                                        (in thousands)
Interest-bearing liabilities

Deposits

  Interest-bearing
  demand deposits                       $  17,382          $ 388           4.46%      $13,961        $  297       4.25%


  Savings deposits                          7,978            195           4.89         2,770            51       3.68

  Time deposits                            62,778          1,886           6.01        31,906           867       5.43
                                           ______          _____                       ______         _____
  Total interest-bearing deposits          88,138          2,469           5.60        48,637         1,215       5.00

Repurchase agreements and                     986             26           5.27             5           ---        ---
short-term borrowings                      ______           _____                     _______         _____

Total interest-bearing
   liabilities                          $  89,124        $ 2,495           5.60%      $48,642        $1,215       5.00%

Noninterest-bearing
   liabilities

Noninterest-bearing demand
   deposits                                5,846                                        3,263

Interest payable and other
  liabilities                                541                                          280

Stockholders' equity                       8,395                                        8,156
                                         _______                                       ______
Total Liabilities and
   Stockholders' Equity                 $103,906                                      $60,341
                                         =======                                       ======

Interest margin recap
  Net interest income and
  interest rate spread                                    $1,779           2.86%                      $ 972       2.53%

   Net interest margin                                                     3.52%                                  3.35%

(1)  Average balances are computed using daily balances.
(2) Non-accrual loans (if any) are included in average loan balances and loan fees received are included in interest income. Loan fees were $197,000 for June 30, 2000 and $106,000 for June 30, 1999.

AVERAGE BALANCE SHEETS AND RATES

                                               Year ended December 31, 1999                     Year ended December 31, 1998
                                                                             (in thousands)
                                         Average                        Average       Average                          Average
ASSETS                                   Balance (1)     Interest       Rate          Balance (1)      Interest        Rate

Interest-earning assets


Securities, net                           $ 3,813          $206          5.40%          $ 1,520           $ 84         5.53%

Loans (2)

   Commercial                              20,526         1,734          8.45             5,369            470         8.75

   Real estate commercial                  23,921         2,036          8.51             5,540            515         9.30

   Real estate residential                  5,744           470          8.18             2,255            182         8.07

   Consumer                                 5,943           494          8.31             1,765            150         8.50
                                            _____           ___                          ______            ___
  Total                                    56,134         4,734          8.43            14,929          1,317         8.82



Federal funds sold                          9,040           447          4.94            13,307            717         5.39
                                            _____           ___                          ______            ___

Total interest-earning assets             $68,987        $5,387          7.81%          $29,756         $2,118         7.12%


Allowance for loan losses                    (579)                                         (104)

Noninterest-earning assets



   Premises and equipment                     805                                           734

   Cash and due from banks                  1,789                                           718

   Interest receivable and other
   assets                                     480                                           296
                                           ______                                           ___
Total Assets                              $71,482                                       $31,400
                                           ======                                        ======


LIABILITIES AND STOCKHOLDERS' EQUITY

                                 Year ended December 31, 1999                Year ended December 31, 1998
                                                              (in thousands)
Interest-bearing liabilities

Deposits


  Interest-bearing

  Demand deposits                         $15,160         $ 661          4.36%           $7,604          $ 351         4.62%


  Savings deposits                          3,476           136          3.91             1,333              4         3.68

  Time deposits                            40,220         2,198          5.46            11,977            693         5.79
                                           ______         _____                          ______          _____
Total interest-bearing deposits            58,856         2,995          5.09            20,914          1,093         5.23


 Repurchase Agreements
   and short-term borrowings
                                              309            15         4.85               --               --          --

Total interest-bearing
   liabilities                            $59,165        $3,010         5.09%         $20,914           $1,093         5.23%
Noninterest-bearing
   liabilities

Noninterest-bearing demand
   deposits                                 3,837                                       1,420

Interest payable and other
  liabilities                                 351                                         143

Stockholders' equity                        8,129                                       8,923
                                            _____                                       _____


Total Liabilities and
   Stockholders' Equity                   $71,482                                     $31,400
                                          =======                                     =======


Interest margin recap
  Net interest income and
  interest rate spread                                   $2,377         2.72%                           $1,025         1.89%

   Net interest margin                                                  3.45%                                          3.44%

(1)  Average balances are computed using daily balances.
(2) Non-accrual loans (if any) are included in average loan balances and loan fees received are included in interest income. Loan fees were $246,000 for 1999 and $101,000 for 1998.

June 30, 2000 compared to June 30, 1999.
     Net income for the six months ended June 30, 2000 was $335,000 which compares favorably with a net loss of $160,000 for the same period in the prior year. The growth in earnings is the result of the increase in net interest income of 62% or $606,000 to $1.8 million. The provision for loan losses, primarily a function of loan growth, declined slightly from $221,000 to $201,000. The increase in net interest income and decrease in provision for loan losses, more than offset the increase in net interest expense of $367,000. Collectively, the increase in net income results from having achieved a sufficient size for profitability in the last few months of 1999. Our total interest income increased from $2.2 million in 1999 to $4.3 million in 2000. The increase in interest income during 2000 was primarily a result of the increase in average loans. Our total interest expense increased from $1.2 million in 1999 to $2.5 million in 2000. The increase in interest expense was due to an increase in interest-bearing liabilities. Comparing the same periods of 1999 and 2000, our spread increased from 2.53% to 2.86% while our margin increased from 3.35% to 3.52%. The increase in spread and margin involves changes to earning assets volumes, mix, and rates of interest earned. The average rate earned on earning assets increased from 7.53% in 1999, to 8.46% in 2000, which represents a 93 basis point increase. The rate paid on deposits increased from 5.00% in 1999 to 5.60% in 2000, or 60 basis ponts. Also, the shift of assets into higher yielding loans from federal funds sold positively impacted both spread and margin. While both the spread and margin increased, they remained lower than other financial institutions of similar size because of our aggressive pricing strategies which are needed to grow to a size necessary to achieve profitability. Our spread and margin were also negatively impacted by the slower growth in inexpensive funding sources such as noninterest-bearing deposits and stockholders' equity, which is common for newly formed banks. We expect to continue our aggressive growth policies for foreseeable future.

December 31, 1999 compared to December 31, 1998
     It is not uncommon for newly organized banks, like First Security Bank, to incur net losses during the first two to three years of operation. During 1998, First Security Bank's first full year of operation, we incurred a net loss of $1.3 million. Of this amount, $153,000 was a non-recurring charge for a change in accounting principle related to organizational costs. For the period ending December 31, 1999, our second full year of operation, we achieved net income of $22,000.

     Our total interest income increased from $2.2 million in 1998 to $5.4 million in 1999. The increase in interest income during 1999 was primarily a result of the increase in outstanding loans. Our total interest expense increased from $1.1 million in 1998 to $3.0 million in 1999. The increase in interest expense was due to an increase in interest-bearing liabilities. Comparing the same periods, our spread increased from 1.89% to 2.72% while our margin increased slightly from 3.44% to 3.45%. The increase in spread is the result of both the growth in loans which earn at higher rates than other interest-earning assets and an overall decrease in the average rate paid on interest-bearing deposits. The margin remained relatively constant primarily due to the growth in loans being funded by time deposits which carry higher average rates than other interest-bearing liabilities.

     The following table depicts the dollar effect of volume and rate changes from June 30, 1999 to June 30, 2000 and December 31, 1998 to December 31, 1999. Changes not specifically attributable to volume or rate were allocated proportionately between rate and volume using absolute values of each for a basis for the allocation:


VOLUME/RATE  ANALYSIS

                                           Change from June 30, 1999 to
                                                June 30, 2000 Due to:

                                         Volume        Rate            Total

                                                  (in thousands)
Interest income

  Securities                         $       27    $     11     $       38
  Loans                                   1,944         109          2,053
  Federal funds sold                        (65)         61             (4)
                                           ____         ___          _____
      Total interest income               1,906         181          2,087

Interest expense

  Interest-bearing demand deposits           76          15             91
  Savings deposits                          123          21            144
  Time deposits                             919         100          1,019
  Repurchase agreements and
     short-term borrowings                   26          --             26
                                          _____         ___          _____
     Total interest expense               1,144         136          1,280


 Net interest income                     $  762       $  45          $ 807
                                         ======       =====          =====


 VOLUME/RATE ANALYSIS

                                          Change from December 31, 1998 to
                                             December 31, 1999 Due to

                                        Volume        Rate            Total
                                                 (in thousands)
Interest income

  Securities                            $  124        $  (2)       $    122
  Loans                                  3,477          (60)          3,417
  Federal funds sold                      (215)         (55)           (270)
                                         _____         ____           _____
      Total interest income              3,386         (117)          3,269

Interest expense

  Interest-bearing demand deposits         330          (20)            310
  Savings deposits                          84            3              87
  Time deposits                          1,546          (41)          1,505

  Repurchase agreements and
     short-term borrowings                  15           --              15
                                         _____          ___            ____
     Total interest expense              1,975          (58)          1,917
                                        ______          ___           _____
 Net interest income                   $ 1,410        $ (58)        $ 1,352
                                        ======         =====         ======

June 30, 2000 compared to June 30, 1999
     Other profitability ratios often used to evaluate a bank's earnings performance are return on average assets and return on average equity. Return on average assets and return on average equity in 1999 were (.53%) and (3.92%), respectively, as compared to 2000 return on average assets and return on average equity of .64% and 7.98%, respectively. We attribute the significant improvements to return on average assets and return on average equity to a net increase in volume, and to a lesser extent, a net increase in rates and controlled growth in non-interest expenses.

     Our average total assets during 1999 as shown in the table above were $60.3 million. At December 31, 1999, total assets were $94.5 million. Total average assets during 2000 grew to $103.9 million, while total assets at June 30, 2000 were $115 million. Average loans increased 98.9% from $44.9 million in 1999 to $89.2 million in 2000. Total loans outstanding increased from $78.2 million at December 31, 1999 to $95.7 million at June 30, 2000. Total average deposits increased from $51.9 million in 1999 to $94 million in 2000. Total deposits at June 30, 2000 were $102.7 million, up from $83.4 million at December 31, 1999, an increase of 23.2%. Our equity to total asset ratio at December 31, 1999 and June 30, 2000 was 8.70% and 7.42%, respectively. This decrease in the equity to asset ratio (which ratio was still within bank regulatory capital guidelines)is a result of the continued strong growth in assets during 2000.

December 31, 1999 compared to December 31, 1998.
     Return on average assets and return on average equity for year ended 1998 were (4.01%) and (14.13%), respectively, as compared to year ended 1999 return on average assets and return on average equity of .03% and .27%, respectively. We do not believe, however, that these performance ratios are particularly meaningful during a bank's first two years of operation due to the substantial amount of up-front costs necessary for a commercial bank to grow assets, deposits and the resultant net interest spread to levels sufficient to generate net earnings.

     Our average total assets during 1998 as shown in the table above were $31.4 million. At December 31, 1998, total assets were $47.1 million. Total average assets during 1999 grew to $71.5 million, while total assets at December 31, 1999 were $94.5 million. Average loans increased 276% from $14.9 million in 1998 to $56.1 million in 1999. Total loans outstanding increased from $34.4 million at December 31, 1998 to $78.2 million at December 31, 1999. Total average deposits increased from $22.3 million in 1998 to $62.7 million in 1999. Total deposits at December 31, 1999 were $83.4 million, up from $38.6 million at December 31,1998, an increase of 116% over December 31, 1998. Our equity to total asset ratio at December 31, 1998 and 1999 was 17.6% and 8.7%, respectively. This decrease in the equity to asset ratio (which ratio was still within bank regulatory capital guidelines) is a result of the substantial growth in assets during 1999.

Other factors impacting results of operations.
     In addition to total loans outstanding, we had unfunded loan commitments outstanding to borrowers as of June 30, 2000 of $23.4 million and December 31, 1999 of $17.3 million including unfunded home equity lines of credit, which, if drawn upon, would reduce our liquidity. To meet short term funding requirements, we borrowed federal funds from a correspondent bank once for a three day period during 1999. There have been no federal funds borrowings during 2000. We may need to draw upon existing borrowing arrangements in the future to fund loan growth and maintain an adequate level of liquidity if we do not continue to attract deposit volume within our market sufficient to meet future loan demand. This could result in an increase cost of interest-bearing liabilities that could have the effect of decreasing net interest income and net interest margin. In addition, should our core deposit growth not continue to meet loan demand, resorting to other alternative funding sources could limit our growth in assets and earnings since these alternative funding sources are limited. See "Financial
Condition: Deposits and Other Borrowings", below.

     We will open a third branch office in Lexington, Kentucky during the second half of 2000. The immediate impact of establishing a new branch office will result in an increase in noninterest-earning assets, and could initially result in a decrease in net interest income. Our net capital position and book value per share could also be negatively impacted if our earnings are not sufficient to cover the start-up costs associated with building and staffing the new office. We believe, however, that the potential longer term benefits, including the prospects for new loan and deposit growth associated with opening this third location, outweigh these potential shorter term negative impacts.

Non-interest  Income  and  Expense.
     Our non-interest income is comprised primarily of service charges on deposit accounts. Total service charges increased from $31,000 to $59,000, for the six month periods ended June 30, 1999 and 2000, respectively. For the year ended December 31, 1998 and 1999 service charge income increased from $36,000 to $102,000. Service charges increased during the reported periods primarily as a result of the increase in the number of deposit accounts. We anticipate service charge income will continue to increase as we continue to grow and diversify our deposit portfolio.

     The largest components of non-interest expense are salaries and benefits that increased by $84,000, or 15.5%, in the six month period ending June 30, 2000 compared to the same period in the prior year. For the year ended December 31, 1999, salaries and benefits increased $36,000 or 3.5% compared to the same period in 1998. The increase in salary expense has resulted from several staffing additions designed to accomodate current and future growth in volumes. Comparing the six month period ending June 30, 2000 to the same period in the prior year, non-interest expenses other than salaries and benefits increased from $421,000 to $704,000, a $283,000 increase or 67.2%. Of the increase, approximately $141,000 in expense resulted from the formation of First Security Bancorp. Comparing years ended 1998 and 1999 all other non-interest expense increased from $785,000 to $909,000, exclusive of the cumulative effect of a change in the accounting principle discussed below. Two of the more commonly used ratios to analyze a bank's non-interest expense performance are (i) assets per employee, and (ii) efficiency ratio. The assets per employee ratio is computed by dividing total end of period assets by the number of full-time equivalent employees at the end of the period. The efficiency ratio expresses non-interest expenses as a percentage of net interest income plus other fee income. At June 30, 2000, our assets per employee ratio was $4.9 million versus $4.3 million at December 31, 1999 and $2.2 million at December 31, 1998. Comparing the six months ending June 30, 1999 and 2000 our efficiency ratio improved from 94.0% to 71.2%. The efficiency ratio for year ended December 31, 1999 was 80% up from 173% for the same period in 1998. The improvements were a result of the growth in earning assets during the reported periods. In conjuction with the approval and formation of First Security Bancorp approval was also granted by the Federal Reserve Board and the Kentucky Department of Financial Institutions for First Security Bank to make a dividend payment to First Security Bancorp of $189,000. Approximately $141,000 of this amount was used to reimburse First Security Bank for various formation expenses. The remainder of the dividend payment was placed into a First Security Bancorp checking account to be used for operating needs.

     We have not recorded income tax since inception as taxable earnings through June 30, 2000 have not exceeded the previously generated net operating losses. As of June 30, 2000, we had a remaining net operating loss for tax purposes of $376,000, which can be carried forward to offset future taxable income. (See
Note 9 to our financial statements beginning on page F-1. Due to the uncertainty concerning our near-term ability to utilize this asset, a valuation allowance in the same amount has been established. The valuation allowance will be reduced as the net operating loss carry forward is utilized, and will be reversed entirely at such time that our historical and projected earnings become sufficient to support a conclusion that we will be able to fully realize this asset.

     We adopted Statement of Position 98-5 in 1998 that resulted in a change in accounting principle which increased our 1998 net loss by $153,000. See Note 14 of our financial statements beginning on page F-1.

Financial Condition

Investment Securities.
     Through all the reported periods, our investment portfolio consisted primarily of U.S. Government agency securities. Our intent is to maximize the yield on securities, while maintaining our primary emphasis of utilizing the securities portfolio as a secondary source of liquidity. Our investment policy allows us to invest in other liquid securities, including but not limited to tax-exempt municipal securities, Federal Deposit Insurance Corporation insured certificates of deposit and investment grade corporate bonds. The weighted average maturity of our investment portfolio was 4.5 years at June 30, 2000 and
2.7 years at December 31, 1999.

         The following tables reflect the amortized costs, fair value and weighted average yield of our investment securities portfolio as of June 30, 2000 and December 31, 1999 and 1998:


INVESTMENT PORTFOLIO
                                               As of June 30, 2000

                                                                    Weighted
 Investment securities               Amortized         Fair         Average
    available for sale               Cost             Value         Yield
                                          (in thousands)
 U.S. Treasury and
 U.S. Government Agencies
   Within one year                    $   250        $   248          5.05%
   Over one year through five years     2,498          2,422          5.73
                                       ______         ______
 Total                                $ 2,748        $ 2,670          5.67%

 Mortgage-backed securities:
    Over five years through ten years   1,082          1,048          6.86

  Equity securities                        20             20
                                        _____          _____
 Total available for sale
   investment securities              $ 3,850        $ 3,738          5.97%
                                        =====          =====

INVESTMENT PORTFOLIO
                                              As of December 31, 1999                         As of December 31, 1998

                                                                  Weighted                                         Weighted
 Investment securities                Amortized        Fair       Average           Amortized       Fair           Average
 available for sale                   Cost             Value      Yield             Cost            Value          Yield
                                           (in thousands)                               (in thousands)
 U.S. Treasury and
 U.S. Government Agencies
   Within one year                    $1,501           $1,497     5.01%             $2,497          $2,497        4.88%
   Over one year through five years    2,250            2,185     5.34               2,005           2,000        5.31
                                       _____            _____                        _____           _____
 Total                                $3,751           $3,683     5.21%             $4,502          $4,497        4.57%

 Mortgage-backed securities:
   Over five years through ten years     655              629     6.17                 499             497        6.00

  Equity securities                       20               20                           20              20
                                         ___              ___                          ___             ___

 Total available for sale
   investment securities              $4,426           $4,331     5.33%             $5,021          $5,014        5.14%
                                       =====            =====                        =====           =====

     The general rise in interest rates resulted in unrealized losses of $112,000 and $95,000 in the fair value of our securities portfolio as of June 30, 2000 and December 31, 1999, respectively. The unrealized loss is a result of changes in interest rates since these securities were purchased and is accordingly due to market risk rather than credit risk. If interest rates continue to increase as they have since mid-1999, the fair value of our existing investment portfolio will continue to decrease, resulting in an increase in the portfolio's unrealized loss. Through the reported periods, all of the securities comprising our investment portfolio are classified as "available for sale", which requires these securities to be carried at fair value. Unrealized gains and losses are included as a separate component of equity. Gains or losses on securities are realized in the income statement only when securities are sold or called, or when the unrealized loss is other than temporary. Investment transactions resulting in an actual loss of principal could occur if our liquidity needs dictate the sale, at a loss, of one or more of the securities, or if other alternatives for funding new loans are either unavailable, or more costly.

Loans.
     Net loans increased $43.3 million or 127% from December 31, 1998 to December 31, 1999 and $17.3 million, or 22.4%, from December 31, 1999 to June 30, 2000. The majority of the increase in 1999 was in commercial loans and commercial real estate loans as compared to residential loans and commercial real estate loans in 2000. We have a significant amount of our loans extended to commercial and commercial real estate borrowers. At June 30, 2000 and December 31, 1999, approximately 79% and 80% of our loan portfolio was in loans to commercial  businesses  and  commercial  real  estate  borrowers.  The growth of commercial loans and commercial real estate loans is a result of increased marketing and competitive pricing in our primary market. We expect to continue attracting new commercial and commercial real estate borrowers, but future loan growth in these areas of our portfolio will likely not be at a pace consistent with past increases. Our loan portfolio is primarily to customers within the Fayette County area. We wish to increase our penetration in the consumer loan market and believe that our third location will build new consumer relationships.

     Substantially all of our loans at June 30, 2000 mature or reprice within five years or less. We hold residential (1 - 4 family) real estate loans in our portfolio, the majority of which amortize up to thirty years, but that mature or reprice in five years or less. At December 31, 1998 and 1999 and June 30, 2000, residential loans in our portfolio were $3.8 million, $7.5 million and $10.2 million, respectively. In order to accommodate customers that prefer longer term fixed rate mortgage loans, we have established a relationship with a local mortgage company which underwrites and sells these long term fixed rate loans into the secondary market. Income received from this relationship is included as other income.

     We seek to maintain a high quality of assets through conservative underwriting and sound lending practices. Our commercial real estate portfolio is comprised primarily of loans to owner-occupied commercial businesses. We have experienced low delinquency and defaults in our commercial and commercial real estate portfolio since opening in 1997. In addition, we have had no real estate owned by means of foreclosure during the same period.

     While  there  is no  assurance  that  we  will  not  suffer  losses  on our commercial loans or its commercial real estate loans, we have attempted to reduce the risks associated therewith by extending said credits to owner-occupied projects where the borrower has demonstrated us that its business will generate sufficient cash flow to repay the loan. We primarily enter into agreements with individuals who are familiar to our personnel, are residents of our primary market area and are believed by our management to be creditworthy.

     In an effort to maintain the quality of the loan portfolio, we seek to minimize higher risk types of lending. To the extent risks are identified, additional precautions are taken in order to reduce our risk of loss. Commercial loans entail certain additional risks because repayment of such loans is usually dependent upon the successful operation of the commercial enterprise, which in turn is subject to adverse conditions in the economy. Commercial loans are generally riskier than residential real estate loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or any guarantor to repay. Furthermore, the collateral underlying commercial loans may be subject to greater fluctuations in market value over time than residential real estate, and may fluctuate in value based on the success of the business.

     Our board of directors and senior  management  have placed emphasis on loan
review  and  underwriting   procedures.   Our  management  has  established  an
independent  risk  rating  and  review  process  with the  objective  of quickly identifying, evaluating and initiating necessary corrective action for commercial and commercial real estate loans. The goal of the risk rating process is to develop a "watch list" of substandard and non-performing loans as early as possible. These components of risk management are integral elements of our loan program which have contributed to the loan portfolio performance to date. Nonetheless, we maintain a cautious outlook in attempting to anticipate the
potential   effects  of  uncertain   economic   conditions   (both  locally  and
nationally).

     The following tables reflect outstanding balances by loan type at June 30,2000 and December 31,1999 and 1998,as well as the maturity distribution of our loans for the period ended June 30, 2000.

LOANS
                                  June 30,        December 31,      December 31,
                                   2000               1999             1998
                                                 (in thousands)

Commercial                        $29,336            $26,596           $12,469

Real Estate - Commercial           46,668             35,855            14,125

Real Estate - Residential          10,166              7,450             3,831

Consumer                            9,508              8,296             3,978
                                   ______             ______            ______
Total                            $ 95,678            $78,197           $34,403
                                   ======             ======            ======

SELECTED LOAN DISTRIBUTION
                                              As of June 30, 2000

                                                        Over One
                                   Total  One Year or   Through Five  Over Five
                                          Less          Years         Years
                                                (in thousands)
Fixed rate maturities             $60,605    $9,516      $47,395      $3,694

Variable rate repricing frequency  35,073    29,616        5,457          --
                                   ______    ______       ______       _____
Total                             $95,678   $39,132      $52,852      $3,694
                                   ======    ======       ======       =====

Allowance for Loan Losses and Asset Quality.
     The allowance for loan losses is regularly evaluated by management and reported quarterly to our board of directors. Our management and board of directors maintain the allowance for loan losses at a level believed to be sufficient to absorb inherent losses in the portfolio at a point in time. Periodic revisions to the allowance are made as necessary when losses are incurred. Factors considered in establishing an appropriate allowance include: an assessment of the financial condition of our borrowers; a determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industries of our borrowers; a comprehensive analysis of the levels and trends of loan categories; results of regulatory examinations; a review of delinquent and classified loans; and because of limited historical data of the portfolio, peer information is also being considered. This analysis of the allowance is prepared using quantitative estimates of losses incurred and qualitative estimates of the factors mentioned above. We believe the allowance for loan losses at June 30, 2000 and December 31, 1999 was adequate. Although we believe we use the best information available to make allowance provisions, future adjustments which could be material may be necessary if the assumptions used to determine the allowance differ from future loan portfolio performance. The table below illustrates how we allocated our allowance for loan losses to the types of loans in our portfolio:

MANAGEMENT'S ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                  June 30, 2000              December 31, 1999           December 31, 1998

                           Allocated   % of Loans     Allocated     % of Loans       Allocated     % of Loans
                           Allowance  to Total Loans  Allowance   to Total Loans     Allowance   to Total Loans
                              (dollars in thousands)     (dollars in thousands)         (dollars in thousands)

Commercial                      $424      30.7%         $348           34.0%             $142          36.2%

Real Estate - Commercial         329      48.8           270           45.9               110           41.1

Real Estate - Residential         86      10.6            71            9.5                26           11.1

Consumer                         158       9.9           130           10.6                57           11.6
                                 ___       ___           ___          _____               ___          _____
Total                           $997     100.0%         $819          100.0%             $335          100.0%
                                 ===     =====           ===          =====              ====          =====

     The recorded values of loans actually removed from the balance sheet are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, are referred to as net loan charge-offs. Our policy is to charge off a loan when, in our opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

     The following table sets forth our loan charge-offs and recoveries for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999 and 1998:

SUMMARY OF LOAN LOSS EXPERIENCE
                                  Six Months Ended         Years Ended
                                           (dollars in thousands)
                                 June 30,  June 30,  December 31,   December 31,
                                   2000      1999        1999          1998

Balance at beginning of period     $819      $335        $335           $15

Charge-offs

   Commercial                       (14)       --          --            --

   Real Estate                       --        --          --            --

   Installment (Consumer)            (9)       (2)         (3)           (9)
                                    ____       ___         ___           ___
   Total                            (23)       (2)         (3)           (9)

Recoveries

   Commercial                        --        --          --            --

   Real Estate                       --        --          --            --

   Installment (Consumer)            --        --           1            --
                                   ____      ____        ____          ____
   Total                             --        --           1            --
                                   ____      ____        ____          ____
Net charge-offs                     (23)       (2)         (2)           (9)

Provision for loan losses           201       221         486           329
                                   ____      ____        ____          ____
Balance at end of period           $997      $554        $819          $335
                                   ====      ====        ====          ====
Loans at end of period          $95,678   $51,234     $78,197       $34,402

Average loans                   $89,237   $44,851     $56,134       $14,929

Ratios:
 Allowance for loan losses to
 total loans                       1.04%     1.08%       1.05%         0.97%

 Net loan charge-offs to average
 loans for the period              0.03%     0.00%       0.00%         0.06%

     The level of non-performing loans is an important element in assessing asset quality and the relevant risk in our credit portfolio. Non-performing loans include non-accrual loans and loans delinquent 90 days or more. Loans are classified as non-accrual when we believe that collection of interest is doubtful, but for which principal is considered collectable. A loan is defined as impaired when full payment under the loan terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual basis for larger balance commercial loans. Our policy is to charge off all or a portion of an impaired loan upon a determination that it is probable the full amount will not be collected. As the table above illustrates, we have experienced a relatively small number (and dollar amount) of charge-offs during our operation. We expect charge-offs to increase in future periods as the loan portfolio matures, and as loans to consumers and small businesses increase. In addition, adverse changes in the economy could negatively affect our commercial and commercial real estate loans.

     The table below sets forth our non-performing assets as of June 30, 2000 and December 31, 1999 and 1998:

NON-PERFORMING ASSETS

                                      June 30,   December 31,   December 31,
                                        2000        1999            1998
                                            (dollars in thousands)
 Loans on non-accrual status               --          --             $6

 Loans past due 90 days or more            --          --             --
                                       ______      ______          ______
 Total non-performing loans                --          --              6

 Other real estate owned                   --          --              --
                                       ______      ______          ______
 Total non-performing assets               --          --             $6

 Percentage of non-performing loans
 to total loans                            --          --             .02%

 Percentage of non-performing
 assets to total loans                     --          --             .02%

Deposits and Other Borrowings.
     Our deposit base provides the major funding source for earning assets. The following table shows that the deposit growth we have experienced has been consistent across all categories of deposits. We operate in a highly competitive market for deposits. As is often the case with newly chartered banks, in order to attract depositors, we sometimes pay above market rates on a portion of transaction deposit accounts, savings deposits and time deposits.

     The table below illustrates our deposits by major categories as of June 30, 2000, and December 31, 1999 and 1998:

DEPOSITS
                                      June 30,      December 31,   December 31,
                                        2000           1999           1998
                                                  (in thousands)
 Interest-bearing demand deposits     $18,209        $17,488        $12,192

 Savings deposits                       6,731          6,598          3,718

 Time deposits                         51,554         39,772         14,710

 Time deposits $100,000 and over       19,245         14,397          5,247
                                       ______         ______         ______
   Total interest-bearing deposits     95,739         78,255         35,867

   Total noninterest-bearing deposits   6,941          5,157          2,746
                                     ________        _______        _______
   Total                             $102,680        $83,412        $38,613
                                    =========      =========        =======

MATURITIES OF TIME DEPOSITS $100,000 AND OVER
                                        June 30, 2000
                                        (in thousands)
                 0-3 months                 $1,141

                 3-6 months                  7,819

                 6-12 months                 2,313

                 12 months and over          7,972
                                           _______
                 Total                     $19,245
                                           =======

Liquidity.
     Liquidity management is the process by which we insure that adequate liquid funds are available to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, paying operating expenses, funding capital expenditures and maintaining reserve requirements. Liquidity is monitored closely by the Asset/Liability Management Committee of our board of directors, which monitors interest rates and liquidity risk while implementing appropriate funding and balance sheet strategies.

     We have established a limited number of alternative or secondary sources to provide additional liquidity and funding sources when needed to support lending activity or other liquidity needs. These alternative funding sources currently include unsecured federal funds lines of credit from two correspondent banks aggregating approximately $5.5 million; secured repurchase agreement line of credit from a correspondent bank based upon the market value of pledged securities; and a secured line of credit in the amount of approximately $1 million from the Federal Reserve Bank of Cleveland. Additionally, First Security Bank became a member of the Federal Home Loan Bank of Cincinnati in 1999. Although First Security Bank has not, as yet, borrowed from the Federal Home Loan Bank, First Security Bank has the ability to borrow approximately $6.7 million based on the level of residential loans in First Security Bank's portfolio as of June 30, 2000 which serve as collateral for this type of borrowing.

     The only borrowings on our balance sheet at December 31, 1999, were in the form of customer repurchase agreements totaling $2.4 million. Borrowings at June 30, 2000 totaled approximately $3.2 million. Of this amount, $2.6 million was in the form of customer repurchase agreements. Repurchase agreements provide our customers with cash management services. The remainder of the borrowings consisted of a $600,000 unsecured note in the name of First Security Bancorp.
This borrowing in turn was used for a capital contribution to First Security Bank to maintain a required Tier I capital to total assets ratio of 8% as required by banking regulators. This debt will be retired with the proceeds of this offering. The need for future borrowing arrangements above current levels will be evaluated by management, with consideration given to the growth prospects of our loan portfolio, liquidity needs, cost of deposits, market conditions and other factors. We believe that we have adequate sources of funds to meet existing commitments to both borrowers and to depositors.

Capital.
     Bank regulatory authorities have established five levels of capital adequacy based on corresponding capital ratios. The highest of these is well capitalized which requires a Tier I risk-based capital ratio (Tier I capital to risk-weighted assets) of at least 6.0%, a total risk-based capital ratio (total capital to risk-weighted assets) of at least 10.0% and a Tier I leverage ratio (Tier I capital to average assets) of at least 5.0%. In connection with the initial approval of its charter, First Security Bank was required to maintain a Tier I leverage ratio of at least 8.0% during the first three years of operation. Outside of this specific agreement, First Security Bank would only need to maintain 5% Tier I Capital to Total Assets to be classified as well capitalized. As of June 30, 2000, First Security Bank's Tier I risk-based capital ratio was 9.34%, its total risk-based capital ratio was 10.35%, and its Tier I leverage capital ratio was 8.35%. As of December 31, 1999, First Security Bank's Tier-1 risk-based capital ratio was 10.47%, its total risk-based capital ratio was 11.50%, and its Tier 1 leverage capital ratio was 9.39%. As of June 30, 2000 and December 31, 1999. First Security Bank met the "well capitalized" requirements for all three ratios. On a consolidated basis at June 30, 2000, First Security Bancorp was categorized as well capitalized with the exception of our total risk based capital ratio which is categorized as adequate.

Capital Planning
     By order of the Federal Deposit Insurance Corporation Insurance dated October 14, 1997, the charter for First Security Bank was approved subject to the following capital stock condition: "That beginning paid in capital funds of not less than $7.7 million be provided, and that a ratio of "Tier 1" capital to "total assets" of not less than 8 percent, in addition to a fully funded loan loss reserve, shall be maintained during the first three years of operation."

     We have enjoyed significant growth during our nearly three years of operation. Total assets have grown over $20 million or 21.6% from December 31, 1999 to June 30, 2000. The growth in deposits has provided the necessary volume to fund new loans. Loan demand has remained consistently good over the past 6 months. The growth caused First Security Bank's "Tier 1" capital ratio to fall slightly below the 8% level stipulated by the order granting FDIC insurance. In order to remedy the situation we have taken both short term and long term action. We borrowed $600,000 from a correspondent bank and injected these funds as a permanent capital addition to First Security Bank. This capital injection moved First Security Bank's Tier 1 capital ratio above the 8% level, thus meeting the requirements of the Federal Deposit Insurance Corporation. The indebtedness is evidenced by a note at the prime rate of interest and matures December 30, 2000, and on an unsecured basis. This stock offering will allow us to retire the $600,000 in debt and to support the continued growth in total assets of First Security Bank. Additionally, the requirement to maintain 8% in Tier I capital to total assets will expire in November 2000 after which First Security Bank then is only required to maintain 5% to be classified as well capitalized.

DESCRIPTION OF CAPITAL STOCK

         The following is a summary of our common stock and the rights of our shareholders. The following summary is not intended to be complete and is qualified in its entirety by reference to the Kentucky Revised Statutes as well as our articles of incorporation and bylaws.

Anti-Takeover Provisions Generally

         Our articles of incorporation and bylaws contain certain provisions designed to assist our board of directors in playing a role if any group or person attempts to acquire control of us so that our board of directors can further protect our interests and our shareholders under the circumstances.
These provisions may help our board of directors determine that a sale of control is in the best interests of our shareholders, or enhance our board of directors' ability to maximize the value to be received by our shareholders upon a sale of control.

         Although management believes that these provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

         These provisions also may discourage open market purchases by a company that may desire to acquire us. Those purchases may increase the market price of common stock temporarily, and enable shareholders to sell their shares at a price higher than that price they might otherwise obtain. In addition, these provisions may decrease the market price of common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquirer to obtain control through replacing our board of directors and management. Furthermore, the provisions may make it more difficult for shareholders to replace our board of directors or management, even if a majority of the shareholders believe that replacing our board of directors or management is in the best interests of First Security Bancorp. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. For more information about these provisions, see the subsections "Amendment of Articles of Incorporation and Bylaws," "Classified Board of Directors and Cumulative Voting," "Director Removal," "Limitations on Director Liability," "Indemnification," and "Business Combinations", below.

Authorized Capital Stock

         First Security Bancorp is authorized to issue 5,000,000 shares of common stock, 1,000,000 of which are currently issued and outstanding. Our board of directors may authorize the issuance of additional shares of common stock without further action by our shareholders, unless applicable laws or regulations or a stock exchange on which our capital stock is listed requires shareholder action.

         The authority to issue additional shares of common stock provides us with the flexibility necessary to meet future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans (including awards under the Stock Award Plan), acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of First Security Bancorp. The sale of a substantial number of shares of voting stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to our shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Security Bancorp. Preemptive Rights

         The Kentucky Business Corporation Act provides that, unless a Kentucky corporation's articles of incorporation expressly provide for preemptive rights, shareholders of a Kentucky corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. Our Articles of Incorporation do not provide our shareholders preemptive rights.

Amendment of Articles of Incorporation and Bylaws

     First Security Bancorp may amend its articles of incorporation in any manner permitted by Kentucky law. The Kentucky Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Our articles of incorporation require a vote of 80% or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the articles of incorporation governing directors and to remove a director from office without cause. An 80% vote is also required to amend, alter, or repeal the articles of incorporation governing business combinations.

         Our board of directors may adopt, amend or repeal our bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of our shareholders.

         Our articles of incorporation provide that our board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee and may authorize that committee to exercise all of the authority of the board of directors.

Classified Board of Directors and Cumulative Voting

         Our articles of incorporation provide that our board of directors is to be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of having a classified board of directors is that only approximately one-third of the members of our board of directors are elected each year. As a result, two annual meetings are required for shareholders to change a majority of the members of our board of directors.

     The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by insuring that experienced personnel familiar with us will be represented on the board of directors at all times, and to permit management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of our board of directors, such provisions may discourage some potential mergers, tender offers or takeover attempts.

     Pursuant to our articles of incorporation, each holder of common stock is entitled to one vote for each share of common stock held in the election of directors, and is entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. A shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

Director Removal

         Our articles of incorporation provides that a director may be removed without cause by the shareholders only if the shareholders holding at least eighty percent (80%) of the voting power entitled to vote generally in the election of directors vote for such removal. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in our common stock.

Limitations on Director Liability

         Section 271B.8-330 of the Kentucky Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties:

                *  in good faith;

                * with the care of an ordinarily prudent person in a like position under similar circumstances; and

                * in a manner the director reasonably believes to be in the best interests of the corporation.

         In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

         Our articles of incorporation limit the liability of our directors to the greatest extent permitted by law and provide that no director shall be personally liable to First Security Bancorp or its shareholders for monetary damages for a breach of his or her duties as a director, except for liability

              * for any transaction in which the director's personal financial interest is in conflict with the financial interest of the entity in question or its shareholders;

              * for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

              * for voting for or assenting to any distributions made in violation of Section 271B.8-330 of the Kentucky Revised Statutes or;

              * for any transaction from which the director derives an improper personal benefit.

Indemnification

         Under  the  Kentucky  Business   Corporation  Act,  a  corporation  may
indemnify any director against liability if the director:

               *  conducted himself or herself in good faith;

               * reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

                * reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests; and

                * in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

                * the director  must  furnish the  corporation  a written
                  affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

                * the director  must  furnish the  corporation  a written
                  undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

                * a determination must be made that the facts then known to those making the determination would not preclude indemnification.

         A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise,
                * an officer of a corporation is entitled to mandatory
                  indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

                * the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director; and

                * a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         Our   articles   of   incorporation   and   bylaws   provide   for  the
indemnification of our directors and officers to the fullest extent permitted by Kentucky law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Security Bancorp under the provisions described above, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Special Meetings of Shareholders

         Special meetings of our shareholders may be called for any purpose or purposes whatever at any time by five (5) or more shareholders owning, in the aggregate, not less than 25% of the shares entitled to vote at such meeting.

Actions by Shareholders Without a Meeting

         Our bylaws provide that any action required or permitted to be taken by our shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

Shareholder Nominations and Proposals

         Our articles of incorporation and bylaws are silent as to whether a shareholder may nominate members of the board of directors or submit proposals to be presented at an annual meeting of shareholders.

Business Combinations

     Holders of 80% or more of our common stock must approve a merger, consolidation, a sale or lease of 10% of the assets of First Security Bancorp or sale of First Security Bancorp common stock if the other party to the transaction (including affiliates of such person) is a beneficial owner of 15% or more of the outstanding shares of our common stock. An 80% vote is not required for any merger or consolidation of First Security Bancorp with or into any corporation or entity if a majority of the outstanding shares of voting capital stock is owned by First Security Bancorp or if such transaction is approved by a majority of "continuing directors" (as defined in our articles of incorporation).

     The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control by allowing a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the board of directors could cause an 80% vote to be required to approve a transaction and thereby enable management to retain control over our affairs. The primary purpose of the supermajority vote requirement is to encourage negotiations by groups or corporations interested in acquiring control of First Security Bancorp and to reduce the danger of a forced merger or sale of assets.

         As a Kentucky corporation, First Security Bancorp is or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

Limitations on Ability to Vote Stock

         Our  articles  of  incorporation   and  bylaws  contain  no  provisions
restricting a shareholder's ability to vote shares of his or her voting stock.

Dissenters' Rights of Appraisal

         Under the Kentucky Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include:

              * mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction;

               * certain types of amendments of the corporation's articles of incorporation that materially and adversely affect a shareholder's rights; or

               * other corporate actions taken pursuant to a shareholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide for dissenters' rights. Our articles of incorporation and bylaws of Bancorp and the Bank do not provide for any such additional dissenters' rights.

Shareholders' Rights to Examine Books and Records

         The Kentucky Business Corporation Act provides that a shareholder of a Kentucky corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

Dividends

         Our ability to pay dividends on common stock is dependent upon dividends from First Security Bank and is governed by Kentucky corporate law. Under Kentucky corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         First Security Bank's Board of Directors may declare dividends on shares of First Security Bank common stock out of funds legally available therefor. The payment of dividends on First Security Bank common stock is subject to certain limitations imposed by law. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period, other than with respect to preferred stock, if any, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

Purchase of Own Stock

         Under Kentucky law, a corporation such as First Security Bancorp may purchase, take, receive or otherwise acquire its own shares so long as such action will not

            * render the corporation unable to pay its debts as they become due in the normal course of business; or

            * render the corporation's total assets less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased. However, in some circumstances a bank holding company may not purchase or redeem its own shares without prior notice to and approval of the Federal Reserve Board.

Stock Transfer Agent
     The stock transfer agent for First Security Bancorp stock is the Registrar and Transfer Company.

SHARES ELIGIBLE FOR FUTURE SALE

         All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of First Security Bancorp, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

         All of our directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the company, or the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of statutes and rules and regulations that affect First Security Bancorp and First Security Bank. This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations that are (or will be) applicable to the business of First Security Bancorp or First Security Bank. Supervision, regulation and examination of First Security Bancorp and First Security Bank by the regulatory agencies are intended primarily for the protection of depositors rather than our shareholders.

First Security Bancorp

         General. First Security Bancorp's activities are subject to the supervision of Kentucky and federal law. With respect to Kentucky law, Kentucky Revised Statutes Section 287.900 provides that any individual (which is defined to mean a natural person, partnership, association, business trust, voting trust or similar organization, but not a corporation) or bank holding company having its principal place of business in Kentucky may acquire control of one or more banks or bank holding companies wherever located within the Commonwealth of Kentucky, subject to two general restrictions (which restrictions would be eliminated or altered if pending legislation in the Kentucky General Assembly becomes law):

        * neither an individual, which on the effective date of the legislation controlled a bank or bank holding company, nor a bank holding company can acquire control of any bank located in Kentucky, if the bank was chartered after July 13, 1984 but has been in existence for fewer than five years on the date of its acquisition (except for one bank holding company formations); and

        * no individual or bank holding company may acquire control of any bank or bank holding company if, upon the acquisition, the individual or bank holding company would control banks located in Kentucky holding more than fifteen percent(15%)of the total deposits of all federally-insured depository institutions in Kentucky.

         In addition to Kentucky Revised Statutes Section 287.900, Kentucky Revised Statutes Section 287.905 also contains provisions requiring any bank holding company to seek and obtain the approval of the Commissioner of the Kentucky Department of Financial Institutions before acquiring control of any bank chartered in Kentucky or any bank holding company controlling a bank which is chartered in the Commonwealth of Kentucky. Control is defined the same as in the Bank Holding Company Act of 1956, as amended, which generally means the power to vote 25% or more of any class of voting securities, the power to elect a majority of the board of directors or the power to directly or indirectly exercise a controlling influence over the management or policies of a bank or bank holding company.

         The Commissioner of the Kentucky Department of Financial Institutions must approve an application by a bank holding company to acquire a bank or bank holding company unless he finds:

        * the terms of the acquisition are not in accordance with the laws of Kentucky;

        * the financial condition or the competence, experience and integrity of the acquiring company or its principals are such as will jeopardize the financial stability of the acquired entity;

        * the public convenience and advantage will not be served by the acquisition; or

        * a federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lesser competition.

         Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may:

        * acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

        *  acquire all or substantially all of the assets of any bank; or

        *  merge or consolidate with any other bank holding company.

         The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve Board approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs include the parities' performance under the Community Reinvestment Act of 1977.

         Restrictions on Activities. In addition to the effect of Kentucky law, we are also restricted in our activities by federal law. Under the Bank Holding Company Act, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank, or engaging in any activity other than managing and controlling banks.

            Among the activities which are permissible for bank holding companies are:

         * acquiring and holding shares of any company engaged solely in the business of the holding and operating of properties used wholly or substantially by a subsidiary bank,conducting a safe deposit business or furnishing services to or performing services for a subsidiary bank;

         * acquiring and holding up to five percent (5%) of the outstanding voting shares of any company;

         * acquiring and holding up to five percent(5%)of the outstanding voting shares of an investment company that is solely engaged in investing in securities and that does not own or control more than five percent (5%)of the outstanding shares of any class of voting securities of any company; and

         * acquiring and holding shares of any company, the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits that the Federal Reserve Board considers include greater convenience, increased competition or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Among the activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto and which may be engaged in by a bank holding company or a subsidiary thereof in accordance with the rules and regulations of the Federal Reserve Board are:

        * making, acquiring and servicing loans and other extensions of credit;

        * operating an industrial bank, Morris Plan bank or industrial loan company;

        * performing functions or activities that may be performed by a trust company;

        * acting as an investment or financial advisor;

        * leasing personal or real property if the lease is to serve as the functional equivalent of an extension of credit to the lessee and meets other criteria;

        * making investments in corporations or projects designed primarily to promote community welfare;

        * providing data processing and data transmission services if the data to be processed or furnished are financial, banking or economic in nature;

        * acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the holding company or a bank subsidiary of the holding company, or engaging in any insurance agency activity in a place where the holding company (or a subsidiary) has a lending office and that has a population not exceeding 5,000;

        * owning, controlling or operating a savings association;

        * providing courier services for financial instruments exchanged among banks and financial institutions;

        * providing management consulting advice to banks and other depository institutions not affiliated with the holding company;

        * issuing and selling money orders and similar consumer-type payment instruments having a face value of not more than $1,000;

        * performing appraisals of real estate and personal property;

        * acting as intermediary for the financing of commercial or industrial income-producing real estate;

        * providing securities brokerage services, if the services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services;

        * underwriting and dealing in government obligations and money market instruments;

        * providing general information and statistical forecasting with respect to foreign exchange markets and transnational services with respect thereto;

        * acting as futures commissions merchant for nonaffiliated persons;

        * providing investment advice on financial futures and options on futures;

        * providing consumer financial counseling;

        * providing tax planning and preparation services;

        * providing check guaranty services;

        * operating a collection agency; and

        * operating a credit bureau.

         The Federal Reserve Board has determined that the following nonbanking activities (among others) are not so closely related to banking or managing or controlling banks as to be a proper incident thereto:

        * insurance premium funding or the combined sale of mutual funds and insurance;

        * underwriting life insurance, except in low-population areas, that is not sold in connection with a credit transaction by a bank holding company system;

        * real estate brokerage;

        * land development;

        *  real estate syndication;

        *  management consulting;

        *  property management; and

        *  operation of a travel agency.

         The Gramm-Leach-Bliley Act of 1999 has expanded the permissible activities of a bank holding company. The Gramm Act allows qualifying bank holding companies to elect to be treated as "financial holding companies." A bank holding company qualifies to be a financial holding company if its depository institution subsidiaries are well-managed, well capitalized and received at least a "satisfactory" Community Reinvestment Act rating as of the most recent examination. A financial holding company may engage in activities and acquire companies engaged in activities that are "financial" in nature or "incidental" or "complementary" to such financial activities including:

        * acting as a principal, agent or broker in selling various forms of insurance;

        * providing financial investment and economic advisory services, including advising investment companies;

        * underwriting, dealing or making a market in securities, without any revenue limitation;

        * investing in shares or other ownership interests in any entity in course of a bona fide underwriting, merchant banking or investment banking business, provided that such investments are not made by a depository institution or its subsidiary; and

        * investing, through an insurance subsidiary in the ordinary course of its business in accordance with relevant state law, in any entity, but subject to conditions analogous to those for merchant banking investments.

         The Federal Reserve Board and the Treasury Department have the authority to expand the list of permissible activities for a financial holding company. Any bank holding company which cannot or chooses not to become a financial holding company will remain subject to the previous rules of the Bank Holding Company Act.

         Bank holding companies are not limited under section 4(c)(8) of the Bank Holding Company Act to activities previously approved by the Federal Reserve Board. If a bank holding company is of the opinion that other activities in the circumstances surrounding a particular case are closely related to banking or managing or controlling banks, the holding company may apply for Federal Reserve Board approval to engage in the activity or acquire an interest in a company that is engaged in the activity.

         There  are  no  territorial   limitations  on  permissible  non-banking
activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

         We may seek to engage, or to acquire an interest in a company that engages, in nonbanking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. No negotiations for the acquisition of any entities have been carried on by us, nor are any such negotiations specifically contemplated, nor are any plans currently under consideration under which we would engage in any nonbanking activities. There can be no assurance that any such entity will be acquired by us or that we will engage in any nonbanking activities in the future.

         Capital Adequacy. First Security Bancorp and First Security Bank are required to comply with the capital adequacy standards established by the
Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively. There are two basic measures for capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets (including some off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must be comprised of tier 1 capital, which is common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and other permissible intangible assets. The remainder may consist of tier 2 capital which is subordinated debt, other preferred stock, and a limited amount of loan loss reserves.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to average assets, less goodwill and permissible other intangible assets, of 3.0% for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies that experience internal growth to make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board will consider a "tangible tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

         Reporting Obligations. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and the business operations of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting stock of such bank unless it already owns a majority of the shares of voting stock of such bank.

         Support of Subsidiary Institutions. Under Federal Reserve Board policy we are expected to act as a source of financial strength for, and to commit resources to support, First Security Bank. This support may be required at times when, absent such Federal Reserve Board policy, we may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation after August 9, 1989, in connection with

        * the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or
        * any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance
          Corporation-insured depository institution  "in  danger  of  default."

     "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default"is defined generally as the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. First Security Bank is subject to these cross- guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of First Security Bank would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates and a potential loss of our respective investment in any other subsidiary depository institution.

First Security Bank

         General. As a bank organized under Kentucky law, First Security Bank is subject to the regulation and supervision of the Kentucky Department of Financial Institutions. As an insured bank under the Federal Deposit Insurance Act, First Security Bank is also subject to regulation and examination by the Federal Deposit Insurance Corporation. Although First Security Bank is not a member of the Federal Reserve System, it is nevertheless be subject to provisions of the Federal Reserve Act and regulations promulgated thereunder.

         The Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions regularly examine the operations of First Security Bank. State banks also are subject to regulation requiring the maintenance of prescribed minimum capital levels, and First Security Bank is required to file annual reports and such additional information as the Kentucky Department of Financial Institutions and Federal Deposit Insurance Corporation regulations require. First Security Bank is also subject to restrictions on loan limits, interest rates, "insider" loans to officers, directors and principal shareholders, restrictions on tie-in arrangements and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws is required. Supervision, regulation and examination of First Security Bank by bank regulatory agencies is intended for the protection of First Security Bank's depositors, not its shareholders. Federal and state regulators have authority to impose sanctions on First Security Bank and its directors and officers if First Security Bank engages in unsafe or unsound practices, or otherwise fails to comply with regulatory standards.

         The following summaries of statutes, regulations and policies affecting banks do not purport to be complete, and the statutes and regulations described should be referred to by all prospective investors.

         Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 introduced a process enabling nationwide interstate banking through bank subsidiaries and interstate banking mergers. Effective September 29, 1995, the Riegle-Neal Act allowed adequately capitalized and well-managed bank holding companies to acquire control of a bank in any state subject to concentration limits. The Riegle-Neal Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible, or "opt out" and prohibit interstate branching altogether.

         Kentucky enacted "opt-in" legislation that permits banks from other states to establish branches in Kentucky by acquisition of a Kentucky bank after June 1, 1997. Restrictions currently imposed upon Kentucky banks will continue to apply under the legislation, including prohibiting bank holding companies from chartering a new bank in Kentucky or acquiring a bank in Kentucky which has been in existence for less than five years, and prohibiting acquisitions which have the result of concentrating control of more than fifteen percent (15%) of the federally insured deposits in Kentucky.

         It is expected that the Riegle-Neal Act will increase competition in the banking industry as it will allow out of state banks to branch into Kentucky through acquisitions of banks in Kentucky.

         State Regulation. Kentucky law places numerous restrictions and requirements on the banking operations of state-chartered banks. State-chartered banks must report to the Kentucky Department of Financial Institutions periodically upon request, and at least annually, regarding the financial condition and operations of the bank.

         Kentucky Revised Statutes Section 287.100(2) limits a bank's investment in real estate and provides that a bank may only hold title to real estate necessary or appropriate for the transaction of legitimate business and the cost of such real estate, including furniture and fixtures, generally may not exceed forty percent (40%) of the total paid-in capital, unimpaired surplus and undivided profits of the bank without approval of the Kentucky Department of Financial Institutions. A state-chartered bank may invest in real estate other than that related to its legitimate business within its generally accepted banking market provided such investment does not exceed ten percent (10%) of the bank's actual paid-in capital and surplus at the time the investment is made. Exceptions to the foregoing rules apply in the case of real estate conveyed to a bank in satisfaction of a debt previously contracted.

         With respect to expansion, First Security Bank until recently could establish branches only within the geographical limits of Fayette County, Kentucky, and at locations which are subject to approval by the Kentucky
Department of Financial Institutions. However, recent legislation has been interpreted by the Kentucky Department of Financial Institutions to permit certain well-capitalized and well-managed Kentucky banks to establish a branch office anywhere in Kentucky. First Security Bank is also subject to the banking and usury laws of Kentucky restricting the amount of interest it may charge in making loans or other extensions of credit.

         Kentucky law also currently imposes a time restriction on the acquisition of recently chartered banks in Kentucky. Except for mergers or consolidations of banks whose principal place of business is in the same county, Kentucky Revised Statutes Section 287.900 provides that a bank or bank holding company may not be acquired unless it has been in existence for at least five years at the time of the acquisition.

         Dividend Restrictions. Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period (other than with respect to preferred stock, if any), a bank must increase its capital surplus by at least ten percent (10%) of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

         The Kentucky Business Corporation Act provides additional restrictions on distributions by a Kentucky corporation, including First Security Bancorp and First Security Bank.

         The Federal Deposit Insurance Corporation may also restrict First Security Bank's payment of dividends. If the Federal Deposit Insurance Corporation determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the Federal Deposit Insurance Corporation may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. Moreover, regulations of the Federal Deposit Insurance Corporation requiring First Security Bank to maintain certain capital levels will also affect First Security Bank's ability to pay dividends.

         Prompt Corrective Action for Capital Deficiencies. First Security Bank is subject to risk-based and leverage capital requirements similar to those imposed upon us as described above under "Capital Adequacy." The failure of First Security Bank to meet its capital guidelines would subject it to a variety of enforcement remedies and other restrictions on its business. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take prescribed supervisory actions and are authorized to take other discretionary actions. Generally, subject to a narrow exception, the Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution is deemed to be well capitalized if it

      * has a total capital ratio of 10% or greater;

      * has a tier 1 capital ratio of 6.0% or greater;

      * has a leverage ratio of 5.0% or greater; and

      * is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

An institution is considered to be adequately capitalized if it has

      * a total capital ratio of 8.0% or greater;

      * a tier 1 capital ratio of 4.0% or greater; and

      * a leverage ratio of 4.0% or greater.

An institution is considered to be undercapitalized if it has

      * a total capital ratio of less than 8.0%;

      * a tier 1 capital ratio of less than 4.0%; or

      * a leverage ratio of less than 4.0%.

An institution is considered to be significantly undercapitalized if it has

      * a total capital ratio of less than 6.0%;

      * a tier 1 capital ratio of less than 3.0%; or

      * a leverage ratio of less than 3.0%.

         An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as tier 1 capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Improvement Act, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to limitations. The obligations of a controlling bank holding company under the Improvement Act to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the Improvement Act.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

       * sell enough shares, including voting shares, to become adequately capitalized;

       * merge with, or be sold to, another institution or holding company, but only if grounds exist for appointing a conservator or receiver;

       * restrict transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

       * otherwise restrict transactions with bank or non-bank affiliates;

       * restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

       *  restrict asset growth or reduce total assets;

       *  alter, reduce, or terminate activities;

       *  hold a new election of directors;

       * dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with prescribed procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

       *  employ "qualified" senior executive officers;

       * cease accepting deposits from correspondent depository institutions;

       * divest nondepository affiliates which pose a danger to the institution; or

       *  be divested by a parent holding company.

         In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         Deposit Insurance. First Security Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund. Under current law, the insurance assessment paid by Bank Insurance Fund-insured institutions is set by the Federal Deposit Insurance Corporation and is designed to achieve a target reserve ratio of 1.25 percent of estimated insured deposits, or such higher ratio as the Federal Deposit Insurance Corporation may determine in accordance with law. The Federal Deposit Insurance Corporation is also authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the Federal Deposit Insurance Corporation from the Treasury Department. Bank Insurance Fund annual assessment rates currently range from 0 to 27 basis points. The actual assessment rate paid by individual institutions is determined by the risk category rating of the institution as determined by the Federal Deposit Insurance Corporation.

         On September 30, 1996, Congress enacted the Deposit Insurance Funds Act of 1996. The Funds Act authorized the Financing Corporation to levy assessments on Bank Insurance Fund-assessable deposits and stipulates that the rate must equal one-fifth of the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund. Based on June 30, 1996, deposit date, Financing Corporation assessments imposed on Bank Insurance Fund-insured deposits in annual amounts are presently estimated at 1.26 basis points.

         Effects of Governmental Policies and Economic Conditions. First Security Bank's earnings are affected by the difference between the interest earned by First Security Bank on its loans and investments and the interest paid by First Security Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of First Security Bank are influenced by general economic conditions, fiscal policies of the Federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which establishes national monetary policy, all of which are beyond First Security Bank's control. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services and the expansion of the lending authority of savings and loan associations. The Depository Institutions Deregulation Act, has altered the competitive relationship that previously existed among financial institutions, and has resulted in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations and other financial institutions.

         Monetary Policy. Commercial banks, including First Security Bank, are affected by the credit policy of various regulatory authorities, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve Board uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

         The monetary and fiscal policies of regulatory authorities, including the Federal Reserve Board, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. government securities and changes in the discount rate on bank borrowings, the Federal Reserve Board influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of First Security Bank.

EXPERTS

     The financial statements of First Security Bancorp as of December 31, 1999 and 1998 and for the years then ended included in this prospectus, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus are being passed upon by Stoll, Keenon & Park, LLP, Lexington, Kentucky.

WHERE YOU CAN FIND MORE INFORMATION

         We filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock offered under this prospectus. The registration statement contains additional information about us and our common stock. The Securities and Exchange Commission allows us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected and copied at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

--------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




REPORT OF INDEPENDENT AUDITORS............................................. F -2

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of June 30, 2000 (unaudited) and
   December 31, 1999 and 1998.............................................. F -3

Consolidated  Statements of Income and  Comprehensive Income for the six months ended June 30, 2000 and 1999 (unaudited) and for
   the years ended December 31, 1999 and 1998........... .................. F -4

Consolidated  Statements of  Shareholders'  Equity for the six months ended June
   30, 2000 (unaudited) and for the years ended December
   31, 1999 and 1998....................................................... F -5

Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and
   1999 (unaudited) and for the years ended December
   31, 1999 and 1998....................................................... F -6

Notes to Consolidated Financial Statements................................. F -7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
First Security Bancorp, Inc.
Lexington, Kentucky


We have audited the accompanying consolidated balance sheets of First Security Bancorp, Inc. and its wholly owned subsidiary, First Security Bank of Lexington, as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Security Bancorp, Inc. and its wholly owned subsidiary, First Security Bank of Lexington, as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 14, First Security Bank of Lexington changed its method of accounting for certain start-up costs in 1998.


                          Crowe, Chizek and Company LLP
Lexington, Kentucky
January 27, 2000

                           FIRST SECURITY BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                          June 30, 2000 (Unaudited) and
                           December 31, 1999 and 1998
                             (Dollars in Thousands)


                                               June 30         December 31
                                                2000        1999           1998
                                                ----        ----           ----
                                            (unaudited)
ASSETS
Cash and due from banks                       $  3,006    $  2,219     $  1,175
Federal funds sold                              11,688       9,053        5,742
                                              --------     -------      -------

   Total cash and cash equivalents              14,694      11,272        6,917
Securities available for sale                    3,738       4,331        5,014
Loans                                           95,678      78,197       34,403

   Less allowance for loan losses                 (997)       (819)        (335)
                                               --------    --------    --------
Net loans                                       94,681      77,378       34,068
Federal Home Loan Bank stock                       216         117            -
Premises and equipment, net                        793         758          830
Accrued interest receivable                        714         528          225
Other assets                                       130         131           81
                                              --------     -------    ---------

                                              $114,966     $94,515      $47,135
                                              ========     =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
     Noninterest bearing                      $  6,941     $ 5,157      $ 2,746
     Time deposits, $100,000 and over           19,245      14,397        5,247
     Other interest bearing                     76,494      63,858       30,620
                                              --------   ---------    ---------
       Total deposits                          102,680      83,412       38,613
   Repurchase agreements and short-term
     borrowings                                  3,158       2,382            -
   Accrued interest payable                        516         387          159
   Other liabilities                                79         119           82
                                              --------    --------    ---------
     Total liabilities                         106,433      86,300       38,854

Shareholders' equity

   Common stock, no par value: 5,000,000 shares authorized; 1,000,000 shares issued and

     outstanding                                 4,901       4,901        4,901
   Paid-in capital                               4,901       4,901        4,901
   Accumulated deficit                          (1,157)     (1,492)      (1,514)
   Accumulated other comprehensive income (loss)  (112)        (95)          (7)
                                              ---------   ---------   ---------
     Total shareholders' equity                  8,533       8,215        8,281
                                              ---------   ---------   ---------

                                           $   114,966     $94,515     $ 47,135
                                               =======    ========     ========

                             See accompanying notes.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998
                      (In Thousands, Except Per Share Data)

                                                               June 30                       December 31
                                                         2000           1999             1999           1998
                                                         ----           ----             ----           ----
                                                             (unaudited)

Interest income
   Loans, including fees                             $  3,920       $   1,867        $   4,734       $   1,317
   Securities - taxable                                   115              82              202              84
   Federal funds sold                                     233             237              447             717
   Other                                                    6               1                4               -
                                                     --------       ---------        ---------       --------
                                                        4,274           2,187            5,387           2,118
Interest expense
   Deposits                                             2,469           1,215            2,995           1,093
   Other                                                   26               -               15               -
                                                     --------       ---------        ---------       ---------
                                                        2,495           1,215            3,010           1,093

Net interest income                                     1,779             972            2,377           1,025

Provision for loan losses                                 201             221              487             329
                                                     --------       ---------        ---------       ---------

Net interest income after provision for loan loss       1,578             751            1,890             696

Noninterest income
   Service charges and fees on deposits                    59              31              102              36
   Other                                                   27              20               37               5
                                                     --------       ---------        ---------       ---------
                                                           86              51              139              41
Noninterest expense
   Salaries and employee benefits                         625             541            1,098           1,060
   Occupancy                                              114             101              211             185
   Equipment                                               50              55              106             101
   Advertising                                             57              32               68              99
   Professional fees                                      139              30               72              71
   Bank franchise tax                                      37              35               62              73
   Other                                                  307             168              390             256
                                                     --------       ---------        ---------       ---------
                                                        1,329             962            2,007           1,845
                                                     --------       ---------        ---------       ---------
Income (loss) before cumulative effect
   of a change in accounting principle                    335            (160)              22          (1,108)
Cumulative effect of a change in accounting principle       -               -                -            (153)
                                                      -------       ---------        ---------       ---------

Net income (loss)                                    $    335       $    (160)       $      22       $  (1,261)
                                                     ========       =========        =========       =========

Other comprehensive income (loss)                         (17)            (59)             (88)             (7)
                                                      --------       ---------        ---------       ---------

Comprehensive income (loss)                          $    318       $    (219)       $     (66)      $  (1,268)
                                                     ========       =========        =========       =========

Weighted average shares common stock outstanding:
   Basic                                                1,000           1,000            1,000           1,000
   Diluted                                              1,026           1,019            1,019           1,000
Earnings (loss) per share:
   Basic                                             $    .34       $    (.16)        $    .02        $  (1.26)
   Diluted                                                .33            (.16)             .02           (1.26)

                             See Accompanying Notes

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 Six Months Ended June 30, 2000 (Unaudited) and
                     Years Ended December 31, 1999 and 1998
                                 (In Thousands)
                                                                                      Accumulated
                                                                                           Other            Total
                                        Common          Paid-In     Accumulated        Comprehensive    Shareholders'
                                         Stock          Capital        Deficit         Income (Loss)       Equity
                                         -----          -------        -------         ------------        ------

Balance, January 1, 1998              $    4,901     $    4,901    $       (253)     $        -      $      9,549

Net loss                                       -              -          (1,261)              -            (1,261)

Change in unrealized gain
  (loss) on securities available
  for sale                                     -              -               -              (7)               (7)
                                      ----------     ----------    -------------      ----------        ----------

Balance, December 31, 1998                 4,901          4,901          (1,514)             (7)            8,281

Net income                                     -              -              22               -                22

Change in unrealized gain
  (loss) on securities available
  for sale                                     -              -               -             (88)              (88)
                                      ----------     ----------    -------------      ----------        -----------

Balance, December 31, 1999                 4,901          4,901          (1,492)            (95)            8,215

Net income                                     -              -             335               -               335

Changes in unrealized gain
  (loss) on securities available
  for sale                                     -              -               -             (17)              (17)
                                      ----------     ----------    -------------      ----------       -----------

Balance, June 30, 2000                $    4,901     $    4,901    $     (1,157)     $     (112)    $        8,533
                                      ==========     ==========    =============      ==========    ==============

                             See Accompanying Notes

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998
                                 (In Thousands)

                                                                  June 30                       December 31
                                                            2000          1999              1999          1998
                                                            ----          ----              ----          ----
                                                                (unaudited)

Cash flows from operating activities
   Net income (loss)                                    $    335     $    (160)       $       22     $  (1,261)
   Adjustments to reconcile net income (loss) to net
     cash from operating activities
       Depreciation                                           62            57               116            96
       Change in accounting principle                          -             -                 -           153
       Amortization and accretion on available
         for sale securities, net                              2             4                 3             2
       Provision for loan losses                             201           221               487           329
       Federal Home Loan Bank stock dividends                 (6)           (1)               (4)            -
       Change in assets and liabilities:
         Accrued interest receivable                        (186)         (186)             (303)         (221)
         Other assets                                          1           (16)              (50)          (34)
         Accrued interest payable                            129           121               229           150
         Other liabilities                                   (40)          (17)               36            63
                                                          --------       ---------        ---------  ---------
           Net cash from operating activities                498            23               536          (723)

Cash flows from investing activities

   Net change in loans                                   (17,504)      (17,385)          (43,797)      (32,896)
   Activity in available for sale securities:

     Prepayments                                              54            27                93             8
     Maturities                                            1,500         2,500             2,500         1,750
     Calls                                                     -             -                 -         1,500
     Purchases                                              (980)       (2,002)           (2,002)       (6,535)
   Purchases of building and equipment, net                  (97)          (42)              (43)         (461)
   Purchase of Federal Home Loan Bank stock                  (93)          (57)             (113)            -
                                                         --------     ---------         ---------     ---------
     Net cash from investing activities                  (17,120)      (16,959)          (43,362)      (36,634)

Cash flows from financing activities
   Net change in deposits                                 19,268        26,690            44,799        34,454
   Net change in repurchase agreements and
     short-term borrowings                                   776             -             2,382             -
                                                        --------     ---------         ---------      ---------
       Net cash from financing activities                 20,044        26,690            47,181        34,454
                                                        --------     ---------         ---------      ---------

Net change in cash and cash equivalents                    3,422         9,754             4,355        (2,903)

Cash and cash equivalents at beginning of period          11,272         6,917             6,917         9,820
                                                        --------     ---------         ---------     ---------

Cash and cash equivalents at end of period              $ 14,694     $  16,671         $  11,272     $   6,917
                                                        ========     =========         =========     =========

Supplemental cash flow information:
   Interest paid                                        $  2,366     $   1,161         $   2,781     $     943

                             See Accompanying Notes

                          FIRST SECURITY BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          As of and for the Six Months Ended June 30, 2000 (Unaudited)
                   and Years Ended December 31, 1999 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Security Bancorp, Inc. (the "Company") and its wholly-owned subsidiary First Security Bank of Lexington (the "Bank") conform to generally accepted accounting principles and to predominant practices within the banking industry. The significant policies are described below.

First Security Bancorp, Inc. was formed in February 11, 2000 and on May 31, 2000 became a bank holding company through its acquisition of all of the outstanding shares of First Security Bank of Lexington. Each outstanding share of the Bank was converted into two shares of Company stock. The financial statements are presented as if the Company had existed and owned the Bank for all periods presented.

Nature of Operations: The Bank is a Kentucky corporation incorporated to operate as a commercial bank under a state bank charter. The Bank generates commercial, mortgage, and installment loans, and receives deposits from customers located primarily in the Fayette County, Kentucky area. The majority of the Bank's income is derived from lending activities. The majority of the Bank's loans are secured by specific items of collateral including business assets, real estate, and consumer assets, although borrower cash flow may also be a primary source of repayment. All of the Bank's operations are considered by management to be aggregated into one reportable operating segment.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Estimates that are more susceptible to change in the near term include the allowance for loan losses and fair values of securities.

Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, and repurchase agreements and short-term borrowings.


Securities: Securities are classified as available for sale. Available for sale securities are those which might be sold before maturity, and are reported at fair value, with unrealized gains or losses reported in other comprehensive income. Gains and losses on sales are determined based on the amortized cost of the specific security sold. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of premiums and accretion of discounts.

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income on real estate, commercial, and consumer loans is accrued over the term of the loans based on the principal outstanding. Interest income is not reported when full loan repayment is in doubt. Payments on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loss experience, general economic conditions, information about specific borrower situations, and other factors. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan losses that occur.

Loans are considered impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Loans are evaluated for impairment when payments are delayed or expected to be delayed or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Premises and Equipment: Premises and equipment are reported net of accumulated depreciation. Depreciation expense is computed using principally straight line method over the shorter of the asset's useful life or lease term. Maintenance and repairs are expensed and major improvements are capitalized. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under warrants.

Lease Commitments: Expense is recognized as payments are made on operating leases. Leasing arrangements are for five years and -------- contain renewal options.

Dividend Restriction: The Bank is subject to banking regulations which require the maintenance of certain capital levels and which limit the amount of dividends which can be paid. For details concerning regulatory capital requirements, see Notes 12 and 13.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

Benefit Plans: Profit sharing and 401(k) plan expense is the amount contributed as determined by a formula.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material impact on the financial statements.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers.

Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

Reclassifications: Certain items in the prior period financial statements were reclassified to conform to the current presentation.


NOTE 2 - SECURITIES

Year-end securities are as follows:
                                                                          Gross           Gross
                                                      Amortized       Unrealized        Unrealized         Fair
                                                        Cost              Gains           Losses           Value
                                                                            (in thousands)
Available for Sale

June 30, 2000
   U.S. Treasury securities                          $     250         $       -        $      (2)        $     248
   U.S. Government agency securities                     2,498                 -              (76)            2,422
   Mortgage-backed                                       1,082                 -              (34)            1,048
                                                     ---------         ---------        ---------         ---------
     Total debt securities                               3,830                 -             (112)            3,718
   Equity securities                                        20                 -                -                20
                                                     ---------         ---------        ---------         ---------

     Total                                           $   3,850         $       -        $    (112)        $   3,738
                                                     =========         =========        =========         =========

December 31, 1999
   U. S. Treasury securities                         $     250         $       -        $      (2)        $     248
   U. S. Government agency securities                    3,501                 -              (67)            3,434
   Mortgage-backed                                         655                 -              (26)              629
                                                     ---------         ---------        ---------         ---------
     Total debt securities                               4,406                 -              (95)            4,311
   Equity securities                                        20                 -                -                20
                                                     ---------         ---------        ---------         ---------

     Total                                           $   4,426         $       -        $     (95)        $   4,331
                                                     =========         =========        =========         =========

December 31, 1998
   U. S. Treasury securities                         $     999         $       -        $       -         $     999
   U. S. Government agency securities                    3,503                 -               (5)            3,498
   Mortgage-backed                                         499                 -               (2)              497
                                                     ---------         ---------        ---------         ---------
     Total debt securities                               5,001                 -               (7)            4,994
   Equity securities                                        20                 -                                 20
                                                     ---------         ---------        ---------         ---------

     Total                                           $   5,021         $       -        $      (7)        $   5,014
                                                     =========         =========        =========         =========

Contractual maturities of debt securities at year-end 1999 were as follows. Securities not due at a single maturity date, mortgage-backed and equity securities, are shown separately.

                                             Amortized            Fair
                                               Cost               Value
                                                    (in thousands)
Due in one year or less                    $     1,501         $     1,497
Due from one to five years                       2,250               2,185
Mortgage-backed                                    655                 629
Equity securities                                   20                  20
                                           -----------         -----------

   Total                                   $     4,426         $     4,331
                                           ===========         ===========

Securities pledged at June 30, 2000 and year-end 1999 and 1998 had carrying amounts of $3,718,000, $3,564,000 and $0, and were pledged to secure customer repurchase agreements. There were no securities sales during the first six months of 2000 or during 1999 or 1998.

NOTE 3 - LOANS

Loans were as follows:

                                        June 30               December 31
                                         2000            1999              1998
                                         ----            ----              ----
                                                    (in thousands)

Commercial                          $    29,336     $    26,596     $    12,469
Mortgage loans on real estate:
   Commercial                            46,668          35,855          14,125
   Residential                           10,166           7,450           3,831
Consumer                                  9,508           8,296           3,978
                                    -----------     -----------     -----------

                                    $    95,678     $    78,197     $    34,403
                                    ===========     ===========     ===========


NOTE 3 - LOANS

Changes in the allowance for loan losses were as follows:

                                                     Six Months Ended                         Years Ended
                                                          June 30                             December 31
                                                 2000               1999               1999                 1998
                                                 ----               ----               ----                 ----
                                                                            (in thousands)
Beginning balance                           $       819         $       335         $       335         $        15
   Loans charged off                                (23)                 (2)                 (3)                 (9)
   Recoveries                                         -                   -                   1                   -
   Provision for loan losses                        201                 221                 486                 329
                                            -----------         -----------         -----------         -----------

Ending balance                              $       997         $       554         $       819         $       335
                                            ===========         ===========         ===========         ===========

With the exception of $6,000 in non-accrual loans at December 31, 1998, there were no impaired or non-performing loans during any of the periods presented.

Loans to executive officers, directors, and their affiliates in 1999 were as follows (in thousands):

Beginning balance                                       $     1,715
New loans                                                     3,485
Repayments                                                     (565)
                                                         -----------

Ending balance                                           $     4,635
                                                         ===========

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                   June 30                  December 31
                                    2000              1999                1998
                                    ----              ----                ----
                                                  (in thousands)

Buildings                       $        87     $        -         $         -
Leasehold improvements                  515            514                 491
Furniture and equipment                 473            464                 443
                                -----------     ----------         -----------
   Total cost                         1,075            978                 934
Accumulated depreciation               (282)          (220)               (104)
                                 -----------     ----------         -----------

   Premises and equipment, net  $       793     $      758         $       830
                                ===========     ==========         ===========

The Company is currently leasing its main banking facility, opened in 1997, under a non-cancelable five year operating lease which includes three three-year renewal options. The Company is also leasing a facility for their branch operation which opened in 1998. This lease is a non-cancelable five year operating lease which includes three five-year renewal options. The Company also leases certain equipment under non-cancelable operating leases with various terms and expiration dates. Rental expense for the six months ended June 30, 2000 was $62,000 and for the years ended December 31, 1999 and 1998 was $119,000 and $112,000.

Future operating lease commitments as of December 31, 1999 (in thousands):

         2000                                          $       122
         2001                                                  117
         2002                                                   86
         2003                                                    1
         2004                                                    1
                                                       -----------

           Total                                       $       327
                                                       ===========

NOTE 5 - DEPOSITS

The scheduled maturities of time deposits as of December 31, 1999 were as follows (in thousands):

         2000                                          $    38,371
         2001                                               12,161
         2002                                                1,018
         2003                                                1,231
         2004                                                1,388
         Thereafter                                              -
                                                       -----------
           Total                                       $    54,169
                                                       ===========

Related party deposits totaled $3,272,000 at June 30, 2000 and $4,044,000 and $2,695,000 at December 31, 1999 and 1998.


NOTE  6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within one to ninety days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                 June 30         December 31
                                                   2000       1999        1998
                                                   ----       ----        ----
                                                         (in thousands)
Average balance during the year               $     983     $  309     $     -
Average interest rate during the year              5.09%      4.91%          -
Maximum month-end balance during the year     $   2,558     $2,382     $     -

NOTE  7 - OTHER BORROWED FUNDS (UNAUDITED)

On June 30, 2000, the Company borrowed $600,000 from Bank One, Kentucky, NA. The note bears interest at the prime rate and matures on December 30, 2000. The balance is included with repurchase agreements and short-term borrowings in the consolidated financial statements at June 30, 2000.

NOTE 8 - STOCK WARRANTS

The Company has issued stock warrants to each of its initial investors who subscribed to $100,000 or more of the Company's common stock prior to July 4, 1997, the value of which is included in common stock and paid-in capital. The warrants entitle the holder to purchase additional shares of the Company's common stock at the offering price of $10 per share at any time during 2003. If all the warrants are fully exercised, the Company will issue a total of 88,000 shares of common stock, and the Company's capital will be increased by $884,000. The amount of dilution to the book value, earnings per share, and market value of the common stock that will occur upon exercise of the warrants will depend on a variety of factors, including the number of warrants exercised, the amount of the Company's capital at the time the warrants are exercised, the number of shares of common stock then outstanding, net earnings of the Company (if any), and the then market value of the Company's common stock. The warrants have no voting rights and may be transferred without the underlying shares of common stock, but are not transferable until the exercise period commences. The warrants will expire if not exercised by December 31, 2003.


NOTE 9 - INCOME TAXES

The components of the provision (benefit) for income taxes consists of:

                                   Six Months Ended           Years Ended
                                     June 30, 2000            December 31
                                    2000       1999        1999          1998
                                    ----       ----        ----          ----
                                                 (in thousands)
Current                           $    -     $    -      $    -       $     -
Benefit of net operating loss
   carryforward                     (173)         -           -             -
Deferred                              59         (4)         (8)          428
Change in valuation allowance        114          4           8          (428)
                                --------   --------    ---------    ----------

                                  $    -     $    -      $    -       $     -
                                 =======    =======     =======       =======

The Company's deferred tax assets and liabilities are shown below. A valuation allowance has been established due to uncertainty over the utilization of the deferred tax assets.

                                         June 30           December 31
                                           2000         1999         1998
                                           ----         ----         ----
                                                     (in thousands)
Deferred tax assets
   Net operating loss carryforward      $   128      $   301         $ 404
   Allowance for loan losses                297          229            63
   Organizational costs                     108           74            99
   Other                                      -            3             1
                                    -----------   -----------   -----------

   Total assets                             533          607           567

Deferred tax liabilities
   Depreciation                             (55)         (50)          (31)
   Cash to accrual                          (82)         (49)          (21)
   Other                                     (3)          (1)            -
                                     -----------  -----------   -----------

   Total liabilities                       (140)        (100)          (52)
                                     -----------  -----------   -----------

                                            393          507            515
Valuation allowance                        (393)        (507)          (515)
                                     -----------  -----------   -----------

   Net deferred tax asset           $         -   $        -    $         -
                                     ===========  ===========   ===========

The Bank had a tax net operating loss of $885,000 at December 31, 1999 ($376,000 at June 30, 2000) which can be carried forward to offset future taxable income through the year 2019.

An analysis of the differences between the statutory U. S. federal income tax rate and the effective tax rate is as follows:


                                         Six Months Ended                               Years Ended
                                           June 30, 2000                                December 31
                                   2000                   1999                 1999                     1998
                                   ----                   ----                 ----                     ----
                                                                  (in thousands)
U. S. federal income
   tax rate                $    114     34.0%      $   (54)   34.0%     $    7      34.0%      $   (429)    34.0%

Changes from the
   statutory rate
Change in
    valuation
     allowance                 (114)   (34.0)           54   (34.0)         (8)    (36.5)           428    (34.0)
  Other                           -         -            -        -          1       2.5              1          -
                           ------------------      ----------------     ------  --------       -------------------

                           $      -      - %       $     -     - %      $    -       - %       $      -      - %
                           ======== ========       =======  ======      ======  ========       ======== ========


NOTE 10 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                                                Six Months Ended                  Years Ended
                                                                     June 30                      December 31
                                                                 2000            1999           1999          1998
                                                                 ----            ----           ----          ----
                                                                                (in thousands, except per share data)
Basic
   Net income $                                                $  335        $   (160)        $   22      $ (1,261)
                                                                 ====             ====           ===        =======

   Weighted average common shares                               1,000           1,000          1,000         1,000

Basic earnings per common share                                $  .34        $   (.16)        $  .02       $ (1.26)
                                                              ========       =========      ========       =======

Diluted
   Net income $                                                $  335        $   (160)   $      22      $   (1,261)


   Weighted average common shares outstanding
     for basic earnings per common share                        1,000           1,000         1,000           1,000
   Add:  Dilutive effects of assumed exercises
     of stock warrants                                             26              19            19               -
                                                            ---------       ---------     ---------       ---------

   Average shares and dilutive potential
     common shares                                              1,026           1,019         1,019           1,000
                                                            =========       =========     =========       =========

Diluted earnings per common share $ .33 $ (.16) $ .02 $ (1.26) Stock warrants for 88,000 shares of common stock were not considered exercised for 1998 diluted earnings per share because they were anti-dilutive.

NOTE 11 - COMMITMENTS AND OFF-BALANCE-SHEET RISK

Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. Collateral or other security is normally not required to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party. The contractual amount of financial instruments with off-balance-sheet risk at year end was as follows (in thousands):

                                  June 30                            December 31
                                   2000                        1999                      1998
                                   ----                        ----                      ----
                            Fixed        Variable       Fixed        Variable      Fixed       Variable
                            -----        --------       -----        --------      -----       --------
Commitments to
   make loans            $  8,646       $   6,846      $  1,222       $  10,088  $      -       $   9,660
Unused lines of
   credit                       -           7,556             -           5,959         -           3,853
Letters of credit             361               -           690               -        25               -

Commitments to make loans are at market rates and generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 1999 had interest rates ranging from 7.67% to 8.95% and maturities up to seven years.

NOTE 12 - LIMITATION ON BANK DIVIDENDS

Banking regulations limit the amount of dividends that may be paid without prior approval. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. Also, no dividends can be paid that would equal or exceed the retained earnings then on hand. Without prior approval, there were no retained earnings available for dividends during any of the periods presented.

Having received approval from the regulators, the Bank dividend $189,000 the Company to fund its current expenses.

NOTE 13 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically under capitalized, although these terms are not used to represent overall financial condition. The Bank was categorized as well capitalized at June 30, 2000 and at year-end 1999 and 1998 as noted in the tables below. On a consolidated basis (shown for June 30, 2000 only), the Company was categorized as well capitalized with the exception of total risk based capital to risk weighted assets in which they are categorized as adequate.

                                                                                             Minimum Amounts
                                                                                                   to be Well
                                                                         Minimum Required          Capitalized
                                                                            for Capital           Under Prompt
                                                     Actual              Adequacy Purposes      Action Provisions
                                               Amount       Ratio       Amount       Ratio      Amount      Ratio
                                               ------       -----       ------       -----      ------      -----
                                                                                (in thousands)
June 30, 2000

Total Risk Based Capital
  (to Risk Weighted Assets)
    Consolidated                             $ 9,642         9.8%       $7,877        8%        $ 9,847     10%
    Bank only                                 10,194        10.4         7,877        8           9,847     10
Tier I Capital
  (to Risk Weighted Assets)
    Consolidated                               8,645         8.8         3,939        4           5,908      6
    Bank only                                  9,197         9.3         3,939        4           5,908      6
Tier I Leverage Capital
  (to Average Assets)
    Consolidated                               8,645         7.8         4,408        4           5,510      5
    Bank only                                  9,197         8.4         4,408        4           5,510      5


                                                                                                 Minimum Amounts
                                                                                                   to be Well
                                                                         Minimum Required          Capitalized
                                                                            for Capital           Under Prompt
                                                     Actual              Adequacy Purposes      Action Provisions
                                               Amount       Ratio       Amount       Ratio      Amount      Ratio
                                               ------       -----       ------       -----      ------      -----
                                                                                (in thousands)

December 31, 1999

Total Capital to Risk Weighted Assets        $ 9,129        11.5%       $6,348        8%        $ 7,935     10%
Tier 1 Capital to Risk Weighted Assets         8,310        10.5         3,174        4           4,761      6
Tier 1 Capital to Average Assets               8,310         9.4         3,541        4           4,426      5

December 31, 1998

Total Capital to Risk Weighted Assets        $ 8,623        23.3%       $2,934        8%        $ 3,692     10%
Tier 1 Capital to Risk Weighted Assets         8,288        22.4         1,477        4           2,213      6
Tier 1 Capital to Average Assets               8,288        19.4         1,236        4           1,570      5

In addition to the above capital requirements, in connection with the initial approval of its charter, the Bank is required to maintain Tier I capital to total assets of at least 8% during its first three years of operation. The Bank's Tier I capital to total assets at June 30, 2000 and December 31, 1999 were 8.0% and 8.8%.

NOTE  14 - CHANGE IN ACCOUNTING PRINCIPLE

Statement of Position 98-5 was passed in 1998 and is effective for financial statements beginning after December 15, 1998. This pronouncement states that certain start-up costs that could previously be capitalized must be expensed as incurred, instead of being capitalized. Start-up costs are defined to include organization costs, which the Bank had capitalized. The pronouncement also states that all start-up costs previously capitalized must be expensed on January 1, 1999. However, early adoption of this pronouncement was permitted in 1998. The Bank's management elected to early adopt the provisions of the pronouncement and expensed all previously capitalized organizational costs in 1998. The amount of those costs was $153,000.


NOTE  15 - BENEFIT PLAN

A 401(k) benefit plan was established in 1998 which allows employee contributions up to 15% of their compensation. The Bank matches 50% of the first 7.5% of the compensation contributed. Expense for the six months ended June 30, 2000 was $16,000 and for the years ended 1999 and 1998 was $27,000 and $24,000.

NOTE  16  - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                    June 30                   December 31
                                                                     2000              1999                1998
                                                                     ----              ----                ----
                                                                                  (in thousands)
Unrealized holding gains and losses on
   available-for-sale securities                                $       (17)        $       (88)        $        (7)
Less reclassification adjustments for gains
   and losses later recognized as income                                  -                   -                   -
                                                                -----------         -----------         -----------
Net unrealized gains and losses                                         (17)                (88)                 (7)
Tax effect                                                                -                   -                   -
                                                                -----------         -----------         -----------

Other comprehensive income (loss)                               $       (17)        $       (88)        $        (7)
                                                                ===========         ===========         ===========


NOTE 17 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

As also discussed in Note 1, the Company was formed on May 31, 2000 and acquired all the outstanding shares of the Bank. The financial statements presented below are since inception.

                            FIRST SECURITY BANCORP, INC.
                                  BALANCE SHEET
                                  June 30, 2000
                                 (in thousands)

ASSETS
Cash                                                             $        48
Investment in subsidiary                                               9,085
                                                                 -----------
                                                                 $     9,133
                                                                 ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Short-term borrowing                                             $       600

Shareholders' Equity
Common stock                                                           4,901
Paid-in capital                                                        4,901
Accumulated deficit                                                   (1,157)
Accumulated other comprehensive income (loss)                           (112)
                                                                 -----------
   Total shareholders' equity                                          8,533
                                                                 -----------
                                                                      $9,133
                                                                ============


                          FIRST SECURITY BANCORP, INC.
                               STATEMENT OF INCOME
                    May 31, 2000 (inception) to June 30, 2000
                                 (in thousands)

Income
Dividend from subsidiary                                         $       189

Operating expenses
   Professional fees                                                     123
   Other                                                                  18
                                                                 -----------
                                                                         141
Net income before undistributed earnings
   of subsidiary                                                          48
Distributions in excess of earnings of subsidiary                       (108)
                                                                  -----------
Net loss                                                         $       (60)
                                                                  ===========

                          FIRST SECURITY BANCORP, INC.
                             STATEMENT OF CASH FLOWS
                    May 31, 2000 (inception) to June 30, 2000
                                 (in thousands)


Cash flows from operating activities
   Net loss                                                       $       (60)
   Adjustments to reconcile net (loss)
     to net cash from operating activities
       Distribution in excess of earnings of subsidiary                   108
                                                                  -----------
           Net cash from operating activities                              48

Cash flows from investing activities
   Additional investment in subsidiary                                   (600)

Cash flows from financing activities
   Proceeds from issuance of short-term borrowing                         600
                                                                  -----------

Net change in cash and cash equivalents                                    48

Cash and cash equivalents at beginning of period                            -
                                                                  -----------

Cash and cash equivalents at end of period                        $        48
                                                                  ===========

NOTE 18 - SUBSEQUENT EVENTS (UNAUDITED)

        On March 1, 2000 the Bank hired a new President/Chief Executive Officer. In addition to salary, bonus, and other benefits, the five year employment agreement includes grants of 4,000 options (at market) to purchase Company stock and severance of 125% of salary upon a change in control.

        Additionally, on July 27, 2000, the Company granted 4,000 options (at market) to purchase stock to an executive officer.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

         Article VIII entitled INDEMNIFICATION, of the registrant's Bylaws provides as follows:

                                  ARTICLE VIII

                                 Indemnification

                 8.1 Definitions. As used in this Article VIII:
                                    -----------

a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;
(b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;
(c)  "Expenses" include attorneys' fees;

(d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Corporation; and

(e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other entity. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

                           8.2       Indemnification by Corporation.

(a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

(1)  Such Officer or Director conducted himself in good faith; and

(2)  Such Officer or Director reasonably believed:

(i) In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and

(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

(3) In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) A Director's conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 8.2 (a)(2)(ii) of these Bylaws.

(c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding, except (1) if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation, and (2) if the Proceeding charged improper personal benefit to the Officer or Director and the Officer or Director was adjudged liable on the basis that improper personal benefit was improperly received by him, indemnification shall not be made. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 8.2.

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this
     Section 8.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

(i) The Corporation receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 8.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(ii) The Corporation's Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

(2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

(3) Determinations and authorizations of payments under this Section 8.2(d) shall be made in the manner specified in Section 8.2(e) of these Bylaws.

(e)  (1) The  Corporation  shall not indemnify an Officer or Director under this
     Section 8.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 8.2.

(2)  Such determination shall be made:

(i) By the Corporation's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii) If a quorum cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I) Selected by the Corporation's Board of Directors or its committee in the manner prescribed in Sections 8.2(e)(2)(i) and (ii) of these Bylaws; or

(II) If a quorum of the Board of Directors cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws and a committee cannot be designated under
     Section 8.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

(3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 8.2(e)(2)(iii) of these Bylaws to select counsel.

8.3  Further Indemnification.  Notwithstanding any limitation imposed by Section
     8.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 8.2 of these Bylaws, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines, settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

8.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. Except for the registration fee, all of the amounts shown are estimates.


------------------------------------------ ------------------------------------
   Registration Fee                                                 $ 4,224.00
   Blue Sky Fees and Expenses                                         5,000.00
   NASD Filing Fee                                                    2,600.00
   Accounting Fees                                                   20,000.00
   Legal Fees                                                        50,000.00
   Printing                                                           5,000.00
   Miscellaneous Expenses                                             5,000.00
                                                                   -----------
   TOTAL                                                            $91,824.00
   ------------------------------------------ ---------------------------------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                  No securities have been sold by the registrant within the past three years without registering the securities under the Securities Act of 1933.

ITEM 27. EXHIBITS

                  The following exhibits are filed herein:

     1 Form of Sales Agency Agreement between First Security Bancorp, Inc. and Winebrenner Capital Partners, LLC

     3.1      Articles of Incorporation of First Security Bancorp, Inc.

     3.2 Articles of Amendment to Articles of Incorporation of First Security Bancorp, Inc

     3.3      Bylaws of First Security Bancorp, Inc.

     4.1 Articles of Incorporation of First Security Bancorp, Inc. (included in Exhibit 3.1)

     4.2 Articles of Amendment of Articles of Incorporation of First Security Bancorp, Inc., (included in Exhibit 3.2)

     5 Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of First Security Bancorp, Inc. Common Stock being registered

    10.1 Employment Agreement between First Security Bancorp, Inc. and John S. Shropshire

    10.2 Contract for Electronic Data Processing Services between BSC, Inc. and First Security Bank of Lexington, Inc.

    10.3 Outsource Contract between BSC, Inc. and First Security Bank of Lexington, Inc.

    10.4 Business/Manager(R)License Agreement between Private Business, Inc. and First Security Bank of Lexington, Inc.

    10.5 Agreement for Administration of Credit Card Program between Crittson Financial, LLC and First Security Bank of Lexington, Inc.

    10.6 Lease 400 East Main Street between Isaac and Teresa C. Lawrence and First Security Bank of Lexington, Inc.

    10.7     Lease between THOMCO, Inc.and First Security Bank of Lexington,Inc.

    10.8 Ground lease between Cherrywood Development, LLC and First Security Bank of Lexington, Inc.

    10.9     First Security Bank of Lexington, Inc. Stock Award Plan

    10.10 Form of Escrow Agreement between First Security Bancorp, Inc. and Peoples Bank and Trust Company, Inc.

    10.11    Subscription Agreement Offer

    11 Statement re Computation of Per Share Earnings (included in Note 9 to the First Security Bancorp, Inc. Financial Statements included in the within prospectus)

    21       Subsidiaries of First Security Bancorp, Inc.

    23.1     Consent of Crowe, Chizek and Company LLP

    23.2     Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

    24 Power of attorney from officers and directors of First Security Bancorp, Inc. (contained on the signature page at page II-8 hereof)

    27       Financial Data Schedule for the six months ended June 30, 2000

ITEM 28  UNDERTAKINGS

         The undersigned small business issuer hereby undertakes as follows:

        (1)  The small business issuer will:

                (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by Section 10(a(3) of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) Include any additional or changed material information on the plan of distribution.

                (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (2) The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, and the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.


     (3) That for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (4) That for the purposes of determining any liability under the Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Lexington, Commonwealth of Kentucky, on August 3, 2000.

                                                     FIRST SECURITY BANCORP,INC.


                                                        /s/John S. Shropshire
                                                By:_____________________________
                                                              John S. Shropshire
                                                              President

         We the undersigned directors and officers of First Security Bancorp, Inc. do hereby constitute and appoint Julian E. Beard and John S. Shropshire, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                                                    Date

/s/Julian E. Beard                       Chairman of the Board of Directors                       8-3-2000
Julian E. Beard


/s/John S. Shropshire                    Director; President
John S. Shropshire                       (Principal Executive Officer)                            8-3-2000

                                         Vice-President
------------------------                                                                          ---------
James R. Burkholder


/s/R. Greg Kessinger                   Secretary/Treasurer; Director                              8-3-2000
R. Greg Kessinger


/s/Len Aldridge                          Director                                                 8-3-2000
Len Aldridge

                                         Director
------------------------                                                                          ---------
Dennis Anderson

                                         Director
------------------------                                                                          ---------
John D. Barlow


/s/Harold Glenn Campbell                 Director                                                 8-3-2000
Harold Glenn Campbell


/s/William A. Combs, Jr.                 Director                                                 8-3-2000
William A. Combs, Jr.


/s/A.F. Dawahare                         Director                                                 8-3-2000
A. F. Dawahare


------------------------                 Director                                                 ---------
Dr. Kenneth L. Gerson

/s/Tommy R. Hall                         Director                                                  8-3-2000
Tommy R. Hall

/s/Erle L. Levy                          Director                                                  8-3-2000
Erle L. Levy

--------------------                     Director                                                  --------
David R. McCulloch

------------------                       Director                                                  --------
Dr. Ira P. Mersack

/s/Fon Rogers, II                        Director                                                  --------
Fon Rogers, II

------------------                       Director                                                  --------


/s/Dr.Ronald J. Saykaly                  Director                                                  8-3-2000


------------------                       Director                                                  --------
Richard S. Trontz


------------------                       Director                                                  --------
William T. Vennes


------------------                       Director                                                  --------


/s/ D.Woodford Webb, Jr.                 Director                                                  8-3-2000

/s/Ben New                               Controller (Principal Financial and                       8-3-2000
Ben New                                  Accounting Officer)
